Exhibit 10.8
Execution Version

AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT
by and among
SPACE EXPLORATION TECHNOLOGIES CORP.,
ECHOSTAR CORPORATION
and
SPECTRUM BUSINESS TRUST 2025-1
Dated as of November 5, 2025

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Section 11.17	No Presumption Against Drafting Party	64
Section 11.18	Non-Recourse	65
Section 11.19	Limitation of Liability of the Trustee	65
Section 11.20	Purchaser Information; Experience; Independent Inquiry; No Investment Advice	66

Exhibits

Exhibit A-1	AWS-4/H-Block Licenses
Exhibit A-2	AWS-3 Licenses
Exhibit B	Spectrum Transfer Assignment and Assumption of License
Exhibit C	Spectrum Acquisition Assignment and Assumption of License
Exhibit D	Subscription Agreement
Exhibit E	Foreign Assets
Exhibit F	ITU Priorities
Exhibit G	Payment Instructions

Annexes

Annex A	Term Sheet – Commercial Agreements
Annex B	Maintenance of Seller Licenses and Foreign Assets

AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT
THIS AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT
(“Agreement”), dated as of November 5, 2025 (the “Effective Date”), is entered into by and among (i) EchoStar Corporation, a Nevada corporation (“Seller”), (ii) Space Exploration
Technologies Corp., a Texas corporation (“Purchaser”), and (iii) Spectrum Business Trust 2025-
1, a Nevada Business Trust (“Trust”). Seller, Purchaser and Trust are each a “Party”, and collectively are the “Parties”.
WHEREAS, the Parties entered into that certain License Purchase Agreement (the
“Original LPA”), dated September 7, 2025 (the “Original LPA Execution Date”) with respect to the acquisition of (i) United States rights and licenses related to an aggregate of 50 MHz of spectrum in frequency ranges 2000–2020, 2180–2200, 1915–1920 and 1995–2000, in each case, as granted by the FCC and as further identified in Exhibit A-1 hereto (collectively, the “AWS-
4/H-Block Licenses”) and (ii) international authorizations, filings, concessions, licenses, rights and priorities (including the ITU Priorities) related to spectrum that includes the frequency ranges
2000–2020, 2180–2200, 1915–1920 and 1995–2000 that have been granted to or obtained by
Seller or its Subsidiaries from Governmental Authorities, together with certain associated assets, in each case as identified in Exhibit E hereto (collectively, the “Foreign Assets”);
WHEREAS, Affiliates of Seller hold the United States rights and licenses related to up to an aggregate of 15 MHz of AWS spectrum in the frequency range of 1695–1710 MHz for each relevant license area, as granted by the FCC and as further identified in Exhibit A-2 hereto
(collectively, the “AWS-3 Licenses”, and together with the AWS-4/H-Block Licenses, the “Seller
Licenses”);
WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Seller Licenses and Foreign Assets in the manner and subject to the terms and conditions set forth in this
Agreement; and
WHEREAS, upon the Spectrum Acquisition Closing (as defined below), Purchaser will transfer and deliver to Seller a Starlink satellite for display at a domestic EchoStar location designated by Seller, at no cost to Seller.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree to amend and restate the Original LPA in its entirety as follows:
ARTICLE 1 DEFINITIONS
As used in this Agreement, the following terms will have the meanings set forth or referenced below:
“Action” means any claim, complaint, action, suit, litigation, arbitration, audit, indictment, investigation or inquiry by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term
“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise; provided that, for the avoidance of doubt, for purposes of this Agreement, Trust will not constitute an
Affiliate of Seller or its Subsidiaries.
“Agreed Amount” has the meaning set forth in Section 10.4(d).
“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of
New York.
“Claim Notice” means a written notification which contains (a) the facts and circumstances in reasonable detail giving rise to any claim for indemnification hereunder, (b) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known and (c) a statement of the provisions under this Agreement upon which such claim is based.
“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known).
“Code” means the Internal Revenue Code of 1986, as amended. “Communications Act”
means the Communications Act of 1934, as amended. “Confidentiality Agreement” has the meaning set forth in Section 11.1(a).
“Controlling Party” means the Party controlling the defense of any Third Party Claim.
“Conversion Overage” means the positive difference, if any, resulting from (a) aggregate
Conversion Obligation (as defined in and pursuant to Section 14.01 of the Convertible Notes
Indenture), minus (b) the Covered Conversion Value, which amount, if any and subject to Section
2.1(e), will be the responsibility of Seller and will be satisfied by Seller through (1) the use of its own sources of cash, (2) the issuance of shares of Class A Common Stock of Seller or (3) a combination of the foregoing; provided, however, if Seller has not made a Redemption Election as of the Spectrum Acquisition Closing Date, the Conversion Overage will deemed to be zero.
“Convertible Notes” means the $1,946,855,965 aggregate principal amount of 3.875%
Convertible Senior Secured Notes due 2030 of Seller.
“Convertible Notes Indenture” means the Indenture, dated as of November 12, 2024, among EchoStar Corporation, the guarantors party thereto and The Bank of New York Mellon

Trust Company, N.A. as trustee and collateral agent, pursuant to which the Convertible Notes were issued.
“Covered Conversion Value” means the cash amount required for the settlement of conversions of the Convertible Notes, assuming such conversion is settled by Cash Settlement (as defined in the Convertible Notes Indenture) and the Daily VWAP (as defined in the Convertible
Notes Indenture) of the Class A Common Stock (as defined in the Convertible Notes Indenture) is
$43.72 for each VWAP Trading Day (as defined in the Convertible Notes Indenture) in the
Observation Period (as defined in the Convertible Notes Indenture) in respect of a Redemption
Date (as defined in the Convertible Notes Indenture) of November 30, 2027, and payable by
Purchaser pursuant to this Agreement; provided, however that (i) in no event will the Covered
Conversion Value exceed $2,774,402,414.17 and, if it does exceed that amount, it will be deemed to be $2,774,402,414.17 and (ii) if Seller has not made a Redemption Election as of the Spectrum
Acquisition Closing Date, the Covered Conversion Value will deemed to be zero.
“Debtor Relief Laws” means title 11 of the United States Code, 11 U.S.C. §§101-1532, as amended from time to time, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debt Service Loan” means the cash loans extended to Trust pursuant to the terms of the
Debt Service Loan Agreement.
“Debt Service Loan Agreement” means the loan agreement between Trust, as borrower, and Purchaser, as lender, entered into on the Original LPA Execution Date.
“Debt Service Loan Agreement Ancillary Documents” means the security agreement and intercreditor agreements to be entered into on the Spectrum Transfer Closing Date in connection with the Debt Service Loan Agreement, each substantially in the forms attached as exhibits to the Debt Service Loan Agreement.
“Debt Service Loan Default” means any breach of Purchaser’s funding obligations under the Debt Service Loan Agreement.
“Debt Service Loan Default Notice” has the meaning set forth in Section 9.1(d).
“Debt Amount” means the aggregate amount of the Total Payoff Consideration Amount attributable to EchoStar Indentures Default occurring on or after the date of this Agreement.
“Discharge Letter” has the meaning set forth in Section 6.4(d).
“Disqualification Event” has the meaning set forth in Section 5.8(b).
“DOJ” means the United States Department of Justice.
“EchoStar 6.75% Secured Notes” means the EchoStar Notes described in clause (b) of the definition thereof.

“EchoStar 10.75% Secured Notes” means the EchoStar Notes described in clause (a) of the definition thereof.
“EchoStar High Yield Notes” means the EchoStar Notes described in clauses (a) and (b)
of the definition thereof.
“EchoStar Indebtedness” means the EchoStar Notes and any Incremental Debt.
“EchoStar Indentures” means, collectively, (a) the EchoStar New Notes Indenture, dated as of
November 12, 2024, associated with the issuance of the EchoStar 10.75% Secured Notes, (b) the
EchoStar Exchange Notes Indenture, dated as of November 12, 2024, associated with the issuance of the EchoStar 6.75% Secured Notes, and (c) the Convertible Notes Indenture.
“EchoStar Indenture Obligations” means the obligations of Trust as guarantor and pledgor under the EchoStar Indentures pursuant to the EchoStar Joinder Documents.
“EchoStar Indentures Default” means any Event of Default under (and as defined in) any of the EchoStar Indentures resulting primarily from an act or failure to act by Seller or any of its
Subsidiaries party thereto, subject to any cure provisions set forth in such EchoStar Indentures.
“EchoStar Joinder Documents” means customary joinder agreements to the EchoStar
Indentures and related security pledge and intercreditor agreements, each substantially in the forms attached to the applicable EchoStar Indentures, related security agreements or intercreditor agreement.
“EchoStar Noteholders” means the holders of the EchoStar Notes.
“EchoStar Notes” means, collectively, (a) the $5,505,999,854 aggregate principal amount of 10.75% Senior Spectrum Secured New Notes due 2029, (b) the $2,372,670,498 aggregate principal amount of 6.75% Senior Spectrum Secured Exchange Notes due 2030 and (c) the
Convertible Notes, in each case, of Seller.
“EchoStar Notes Interest Payments” has the meaning set forth in Section 6.5(b).
“Effective Date” has the meaning set forth in the preamble.
“Equity Amount” has the meaning set forth in Section 2.1(c)(ii)(A). “Expense Cap” has the meaning set forth in Section 11.15(b).
“FCC” means the United States Federal Communications Commission, including a bureau or office thereof acting under delegated authority, and any substitute or successor entity thereto.
“FCC Acquisition Consent” means the consent of the FCC to permit the consummation of the assignment by Trust to Purchaser of the Seller Licenses to the extent such consent is necessary, which consent will include (1) exclusive use for Purchaser of the spectrum rights for terrestrial and satellite operations under the Seller Licenses, (2) a waiver of the terrestrial build-
out requirements in 47 C.F.R. § 27.14(q)-(s), and (3) authority to provide supplemental coverage from space using the 1915–1920/1995–2000 MHz and 1695-1710 MHz bands pursuant to 47
C.F.R. § 25.125.
“FCC Applications” has the meaning set forth in Section 6.3(b).
“FCC Consents” means the FCC Transfer Consent and the FCC Acquisition Consent.
“FCC Order” means an official action or order taken or issued by the FCC through written order, decision, memorandum, public notice or letter that is effective and as to which no stay is in effect.
“FCC Rules” means the rules, regulations, orders and written policies of the FCC.
“FCC Transfer Consent” means the requisite consent of the FCC to permit the consummation of the assignment by Seller to Trust of the Seller Licenses.
“Filing Deadline” has the meaning set forth in Section 6.3(b).
“Final Remaining Assets Transfer Date” has the meaning set forth in Section 6.1(c).
“Foreign Asset Material Adverse Effect” means an event, development, circumstance, change or effect that, individually or in the aggregate, has a material adverse effect on the Foreign Assets
(taken as a whole); provided, however, that the effects of any of the following will not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect: (i) changes in economic, regulatory, social or political conditions (including any statements or proclamations of public officials) or the financing, banking, currency or capital markets in general in the United States or any other jurisdiction
(including interest rate and exchange rate changes, inflationary matters or tariffs or trade wars);
(ii) changes in Laws, orders or any applicable accounting standards or any interpretation thereof;
(iii) changes affecting industries, markets or geographical areas in which Seller and Licensing
Subsidiaries conduct their businesses with respect to the Foreign Assets; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby (it being understood that this clause (iv) will not apply to any representation, warranty, covenant or agreement of Seller herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (v) any act of God, weather-related event, natural disaster, force majeure event or other similar event; (vi) any epidemic, pandemic or disease outbreak; (vii) actions taken at Purchaser’s written request; or (viii) any action taken Affiliates in breach of this Agreement or any of the Transaction Documents.
“Foreign Assets” has the meaning set forth in the recitals.
“Foreign Assets Acquisition Regulatory Approval” means each consent, waiver, approval, authorization, permit, or order from the appropriate Governmental Authorities or Third
Parties for the assignment or transfer of Foreign Assets (or the equity interests of the applicable
Licensing Subsidiaries) to Purchaser.

“Fraud” means, with respect to any Party, an actual and intentional common law fraud with the element of scienter in the making of any representation or warranty set forth in Article 3
(in the case of Seller) or Article 5 (in the case of Purchaser). Under no circumstances will “Fraud”
include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-
contractual fraud or any other fraud or torts based on recklessness or negligence.
“FTC” means the United States Federal Trade Commission.
“Governmental Authority” means an international, federal, state or local court, legislature, governmental agency, multilateral agency, treaty organization, commission or regulatory, administrative or taxing authority or instrumentality.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“HSR Notice” has the meaning set forth in Section 6.3(c). “Incremental Debt” has the meaning set forth in Section 6.1(b). “Indemnified Party” has the meaning set forth in
Section 10.2(a).
“Indemnifying Party” has the meaning set forth in Section 10.2(a).
“ITU” means the International Telecommunication Union, including a bureau or office thereof acting under delegated authority, and any substitute or successor entity thereto.
“ITU Priorities” means the ITU filings, in each case, as set forth on Exhibit F.
“Knowledge” or “knowledge” as used (a) with respect to Seller, means the current, actual knowledge of the individuals set forth in Section 1 of the Seller Disclosure Schedule and (b) with respect to Purchaser, means the current, actual knowledge of the individuals set forth on Section 1 of the Purchaser Disclosure Schedule, in each case, after reasonable inquiry of such individuals’
direct reports.
“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, issued or followed by any Governmental
Authority.
“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, contingent or otherwise.
“Licensing Subsidiary” means a direct or indirect Subsidiary of Seller that holds one or more Seller Licenses and/or Foreign Assets.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising or routinely imposed under the Communications Act or the FCC
Rules), right of first refusal, voting trust agreement, preemptive right or other adverse claim, defect of title or other encumbrance of any kind, whether voluntary or imposed by applicable Law, and any agreement to give any of the foregoing in respect of such asset excluding (a) any restrictions and limitations generally applicable to the license types constituting the Seller Licenses and the
Foreign Assets, (b) any conditions or restrictions imposed on the Seller Licenses by the FCC, or on the Foreign Assets by the applicable Governmental Authorities, including the terms and conditions of the FCC Consents or the Foreign Assets Acquisition Regulatory Approvals, and (c)
any Lien imposed in connection with the consummation of the transactions contemplated hereby or otherwise as a result of actions taken by Purchaser or any of its Affiliates.
“Loss” means, without duplication, any loss, liability, claim, damage, expense (including reasonable and documented legal fees and expenses or other reasonable and documented professional services fees and expenses), court cost, amount paid in settlement, other expense associated with enforcing any right hereunder, expense for investigation and ongoing monitoring and remediation expense; provided, however, that “Loss” will not include any indirect, punitive or exemplary damages except to the extent awarded to a Third Party in a Third Party Claim.
“Material Adverse Effect” means an event, development, circumstance, change or effect that, individually or in the aggregate, has a material adverse effect on: (a) the Seller Licenses
(taken as a whole), (b) the ability of the holder thereof to use the Seller Licenses (taken as a whole)
or (c) the ability of Seller to consummate the transactions contemplated by this Agreement;
provided, however, that the effects of any of the following will not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect: (i) changes in economic, regulatory, social or political conditions
(including any statements or proclamations of public officials) or the financing, banking, currency or capital markets in general in the United States or any other jurisdiction (including interest rate and exchange rate changes, inflationary matters or tariffs or trade wars); (ii) changes in Laws, orders or any applicable accounting standards or any interpretation thereof; (iii) changes affecting industries, markets or geographical areas in which Seller and Licensing Subsidiaries conduct their businesses with respect to the Seller Licenses; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby (it being understood that this clause (iv) will not apply to any representation, warranty, covenant or agreement of Seller herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (v) any act of God, weather-related event, natural disaster, force majeure event or other similar event; (vi) any epidemic, pandemic or disease outbreak; (vii) actions taken at Purchaser’s written request; or (viii) any action taken by Purchaser or any of its Affiliates in breach of this
Agreement or any of the Transaction Documents.
“Non-Controlling Party” means the Party not controlling the defense of any Third Party
Claim.
“Non-Party Affiliate” has the meaning set forth in Section 11.18.

“Organizational Documents” means, with respect to any Person, articles or certificate of incorporation, bylaws, partnership agreement, articles or certificate of formation or organization, operating or limited liability company agreement, trust agreement, or other equivalent constitutional documents, including any amendments, exhibits, schedules, annexes, and attachments thereto.
“Party” and “Parties” have the meanings set forth in the preamble.
“Person” means an individual, person, firm, corporation, partnership, limited liability company, syndicate, trust, association, organization or other entity, including any Governmental
Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Obligations Deadline” has the meaning set forth in Section 6.8(a).
“Purchase Price” has the meaning set forth in Section 2.1(c)(ii).
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Burdensome Condition” means any actions, undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial
Action) that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on the business and operations of Purchaser, taken as a whole, with the business and operations of Purchaser being measured based on the size of the business and operations of Seller, taken as a whole.
“Purchaser Bylaws” means the Bylaws of Purchaser, dated as of February 14, 2024.
“Purchaser Certificate of Formation” means the Certificate of Formation of Purchaser, dated as of February 14, 2024.
“Purchaser Covered Person” means, with respect to Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule
506(d)(1).
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Power and Authority), Section 5.3(a)
(Capitalization), Section 5.4 (Enforceability), Section 5.8(a) (Valid Issuance of Purchaser
Shares), and Section 5.10 (No Brokers).
“Purchaser Governing Documents” means the Organizational Documents of Purchaser
(including, for the avoidance of doubt, the Purchaser Certificate of Formation and the Purchaser
Bylaws).
“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(b).
“Purchaser Information” has the meaning set forth in Section 11.20(a).

“Purchaser IRA” means the Amended and Restated Investor’s Rights Agreement of the
Bylaws, dated August 4, 2020.
“Purchaser Shares” means shares of Class A Common Stock (as defined in the Purchaser
Certificate of Formation) issued and sold to Seller pursuant to this Agreement and the Subscription
Agreement.
“Qualified Debt” means Incremental Debt where (i) so long as outstanding, does not restrict or prohibit the performance of this Agreement or the transactions contemplated hereby, (ii)
does not require amortization or prepayments (other than asset sale or change of control provisions consistent with the EchoStar Indentures as in effect on the date hereof) prior to the Spectrum
Acquisition Closing and (iii) the maximum amount of all obligations (including any prepayment premiums or penalties) that could be outstanding at any one time thereunder together with the maximum Total Payoff Consideration Amount (calculated without reference to any Incremental
Debt) does not exceed the Total Consideration Amount.
“Redemption Election” means that Seller has issued a Redemption Notice (as defined in, and permitted by the terms of, the Convertible Notes Indenture) with a Redemption Date (as defined in the Convertible Notes Indenture) of November 30, 2027, or, if later, the Spectrum
Acquisition Closing Date.
“Remaining Foreign Assets” has the meaning set forth in Section 6.8(a).
“Representatives” means, in relation to any Party, the directors, officers, employees, agents, professional advisers, attorneys, financial advisors, accountants and consultants of such Party and its Affiliates.
“Response” has the meaning set forth in Section 10.4(d). “Remedial Action” has the meaning set forth in Section 6.3(e).
“Secured Notes Liens” means Liens securing the EchoStar Notes and any Incremental
Debt.
“Securities Act” has the meaning set forth in Section 11.9(d). “Seller” has the meaning set forth in the preamble.
“Seller Aggregate Noteholder Payment Amount” has the meaning set forth in
Section
“Seller Burdensome Condition” means any actions, undertakings, terms, conditions, 2.1(d). liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on the business or operations of Seller.
“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article 3.

“Seller Elected Payoff Amount” has the meaning set forth in the flush language of
Section 2.1(c).
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Power and
Authority), Section 3.3 (Enforceability) and Section 3.8 (No Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 10.2(c). “Seller
Licenses” has the meaning set forth in the recitals.
“Seller Licenses Re-Transfer” has the meaning set forth in Section 9.2(b).
“Solvent” means, with respect to a particular Person on a particular date, that on such date,
(a) the sum of the assets, at a fair valuation, of such Person will exceed its debts, (b) such Person has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) such Person will have sufficient capital and liquidity with which to conduct its business.
“Specified Costs” has the meaning set forth in Section 11.15(b).
“Spectrum Acquisition Closing” has the meaning set forth in Section 2.4(a).
“Spectrum Acquisition Closing Acceleration Election” has the meaning set forth in
Section 2.4(b).
“Spectrum Acquisition Closing Acceleration Notice” has the meaning set forth in
Section 2.4(b).
“Spectrum Acquisition Closing Date” has the meaning set forth in Section 2.4(a).
“Spectrum Acquisition Outside Date” has the meaning set forth in Section 9.1(b). “Spectrum
Transfer Closing” has the meaning set forth in Section 2.3(a). “Spectrum Transfer Closing
Date” has the meaning set forth in Section 2.3(a). “Spectrum Transfer Outside Date” has the
meaning set forth in Section 9.1(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or
(b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that
Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership,

association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such partnership, association or other business entity; provided that, for the avoidance of doubt, for purposes of this Agreement, Trust will not constitute a Subsidiary of Seller.
“Target Accelerated Spectrum Acquisition Closing Date” has the meaning set forth in
Section 2.4(b).
“Target Spectrum Acquisition Closing Date” mean November 30, 2027.
“Taxes” means any and all federal, state, local, foreign or other taxes of any kind imposed by any Governmental Authority, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, utilities, telecommunications, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other assessment, fee, governmental charge or other amount in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any
Governmental Authority.
“Tax Return” means any return, declaration, report, statement, claim for refund or information statement and other document filed or required to be filed with a Governmental
Authority with respect to Taxes, including any schedule or attachment thereto, and any amendment, modification or supplement thereof.
“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person (other than Governmental Authority).
“Third Party Claim” means any Action by a Person other than Purchaser or Seller for which indemnification may be sought by an Indemnified Party under Article 10.
“Total Consideration Amount” has the meaning set forth in Section 2.1(c).
“Total Payoff Consideration Amount” has the meaning set forth in Section 2.1(c)(i).
“Transaction Documents” means this Agreement, the Commercial Agreements, the Trust
Agreement, the Debt Service Loan Agreement, the Debt Service Loan Agreement Ancillary
Documents, and all other agreements, documents and instruments required to be delivered by any
Party or its designee to any other Party or its designee in accordance with the provisions of this
Agreement.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto.

“Trust Agreement” means that certain Spectrum Trust Agreement, dated as of September
7, 2025, by and between Purchaser and Trustee, as may be amended from time to time, governing the terms, conditions and activities of Trust.
“Trust Guarantee” means Trust’s guarantee of the EchoStar Notes pursuant to the
EchoStar Joinder Documents.
“Trustee” means The Bank of New York Mellon Trust Company, N.A. or any successor trustee of the Trust.
“Willful and Material Breach” means a material breach of a covenant or agreement set forth in this Agreement by a Party that is a consequence of an act or failure to act by the breaching
Party with knowledge or intention that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.
ARTICLE 2
PURCHASE AND SALE OF SELLER LICENSES AND FOREIGN ASSETS
Section 2.1Purchase and Sale of Seller Licenses and Foreign Assets
(a)Subject to the terms and conditions set forth in this Agreement, (i) Seller hereby agrees to, or to cause the Licensing Subsidiaries to, convey, transfer, deliver and assign to
Trust at the Spectrum Transfer Closing, and Trust hereby agrees to accept the conveyance, transfer, delivery and assignment from Seller and the Licensing Subsidiaries at the Spectrum Transfer
Closing, all right, title and interest of Seller and the Licensing Subsidiaries in and to the Seller
Licenses, free and clear of all Liens, other than the Secured Notes Liens and (ii) Trust hereby agrees to convey, transfer, deliver and assign to Purchaser at the Spectrum Acquisition Closing, and Purchaser agrees to accept the conveyance, transfer, delivery and assignment from Trust at the
Spectrum Acquisition Closing, all right, title and interest of Trust in and to the Seller Licenses, free and clear of all Liens.
(b)Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to, or to cause the Licensing Subsidiaries to (i) convey, transfer, deliver and assign to Purchaser at the Spectrum Acquisition Closing, and Purchaser hereby agrees to accept the conveyance, transfer, delivery and assignment from Seller and the Licensing Subsidiaries at the
Spectrum Acquisition Closing, all right, title and interest of Seller and the Licensing Subsidiaries in and to the Foreign Assets, free and clear of all Liens, for which the necessary consents, waivers, approvals, authorizations, permits or orders from the appropriate Governmental Authorities have been received as of the Spectrum Acquisition Closing Date and (ii) following the Spectrum
Acquisition Closing Date, with respect to any Remaining Foreign Assets and subject to Section
6.8, convey, transfer, deliver and assign to Purchaser, and Purchaser hereby agrees to accept the conveyance, transfer, delivery and assignment from Seller and the Licensing Subsidiaries, all right, title and interest of Seller and the Licensing Subsidiaries in and to the Remaining Foreign Assets,
free and clear of all Liens, for which the necessary consents, waivers, approvals, authorizations, permits or orders from the appropriate Governmental Authorities and Third Parties have been received on or by the Post-Closing Obligations Deadline, with such conveyance, transfer, delivery and assignment to occur, with respect to any Remaining Foreign Asset, from time to time as and when the necessary consents, waivers, approvals, authorization, permits or orders for such
Remaining Foreign Asset are obtained.
(c)The total consideration for the conveyance, transfer, delivery and assignment of the Seller Licenses and Foreign Assets at the Spectrum Acquisition Closing will be
$19,616,737,853 (as it may be adjusted as set forth in Section 2.1(d), the “Total Consideration
Amount”), payable as follows:
(i)At the Spectrum Acquisition Closing, Purchaser will pay to Trust, by wire transfer of immediately available funds, an amount (the “Total Payoff
Consideration Amount”) equal to (x) the amount required to satisfy, discharge and cause to be terminated in full the then-outstanding obligations under the EchoStar High Yield Notes, including all principal, accrued and unpaid interest, premiums and any other amounts payable thereunder which, for the avoidance of doubt, will not include the interest amount payable at the Spectrum Acquisition Closing under the Debt Service Loan Agreement, sufficient to cause the release of the Trust Guarantee (and related Liens) plus (y) if there has been a
Redemption Election, the Covered Conversion Value (clauses (x) and (y), together with the satisfaction of the Conversion Overage, if any, representing the amounts necessary to satisfy the EchoStar High Yield Notes and (if a Redemption Election has been made) the Convertible
Notes in full). Trust will promptly (but in any event no later than the Spectrum Acquisition
Closing Date) either (A) directly apply the Total Payoff Consideration Amount and the
Conversion Overage (solely to the extent paid by Purchaser pursuant to Section 2.1(e)), in accordance with the terms of the applicable EchoStar Indentures, to satisfy the applicable
EchoStar Notes in full or (B) transfer the Total Payoff Consideration Amount and the
Conversion Overage (solely to the extent paid by Purchaser pursuant to Section 2.1(e)) to
Seller, which will promptly (but in any event no later than the Spectrum Acquisition Closing
Date) apply such funds in accordance with the applicable EchoStar Indentures to satisfy the applicable EchoStar Notes in full. If, notwithstanding Seller’s obligation to repay in full all outstanding obligations under any Incremental Debt required to be satisfied and discharged to permit the Spectrum Acquisition Closing and the related transactions, Seller defaults on such obligations, then the Total Payoff Consideration Amount will be increased by the aggregate amount necessary to repay in full such obligations.
(ii)At the Spectrum Acquisition Closing, Purchaser will deliver to
Seller an amount, if any (the “Purchase Price”), equal to the amount by which the Total
Consideration Amount exceeds the sum of the Total Payoff Consideration Amount plus any portion of the Conversion Overage actually paid by Purchaser pursuant to Section 2.1(e), to be paid as follows:
(A)first, up to $11,116,737,853 (as it may be adjusted as set forth in Section 2.1(d), the “Equity Amount”) in Purchaser Shares (rounded to the nearest whole share), valued at a per share price of $212.00 (as adjusted for any stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization), issuable to Seller (or one or more of its designated
Subsidiaries); and

(B)second,to the extent the Purchase Price exceeds
$11,116,737,853, an amount in cash equal to the difference between the Equity Amount and the
Purchase Price, payable in immediately available funds to Seller; If the Total Payoff
Consideration Amount exceeds $8,500,000,000, and to the extent Seller pays or settles on or prior to the Spectrum Acquisition Closing Date, all or a portion of the Total Payoff Consideration
Amount in excess of $8,500,000,000 (such excess amount, the “Seller Elected Payoff
Amount”) either (1) by using its own sources of cash and/or (2) in the event of Conversion
Overage in the manner described in the definition of “Conversion Overage”, then the Purchase
Price will be increased by an amount equal to the portion of such Seller Elected Payoff Amount paid or settled by Seller, provided that, in all cases, the sum of the Purchase Price and the Total
Payoff Consideration Amount will not exceed the Total Consideration Amount and the Equity
Amount will not exceed $11,116,737,853. In the event that Seller has made a Redemption Election and, in its sole discretion, pays all or a portion of the Covered Conversion Value in shares of Class
A Common Stock of Seller on or prior to the Spectrum Acquisition Closing Date in accordance with the Convertible Note Indenture, such settlement will reduce the Total Payoff Consideration
Amount otherwise payable by Purchaser pursuant to Section 2.1(c)(i) on a dollar-for-dollar basis
(using an assumed value of each share of Class A Common Stock of Seller delivered in such settlement of $43.72) and will correspondingly increase the Equity Amount on a dollar-for-dollar basis, up to, but not exceeding $11,116,737,853. In the event Seller elects not to (or does not) pay the Seller Elected Payoff Amount (including by not paying any portion of the Conversion Overage in the event of a Redemption Election), the Equity Amount will be reduced on a dollar-for-dollar basis so that, in all cases, the sum of the Equity Amount and the Total Payoff Consideration
Amount does not exceed the Total Consideration Amount.
(d)Notwithstanding anything to the contrary in Section 2.1(c): if the Spectrum
Acquisition Closing Date occurs (i) on or after the Target Spectrum Acquisition Closing Date, to the extent that the Total Payoff Consideration Amount exceeds the Total Consideration Amount, the Total Payoff Consideration Amount will equal the Total Consideration Amount and Seller will pay, in accordance with the EchoStar Indentures and concurrent with the payment of the Total
Payoff Consideration Amount, all remaining amounts that are in excess of the Total Consideration
Amount and necessary to satisfy the EchoStar High Yield Notes and (if a Redemption Election
has been made) the Convertible Notes in full and cause the release of the Trust Guarantee (and related Liens) or (ii) prior to the Target Spectrum Acquisition Closing Date, (A) the Total
Consideration Amount will be increased by the amount of any increase in the Total Payoff
Consideration Amount necessary to satisfy the EchoStar High Yield Notes in full and cause the release of the Trust Guarantee (and related Liens) prior to the Target Spectrum Acquisition Closing
Date, (B) any increase to the Total Consideration Amount will exclude the Default Amount and
(C) Seller will pay, in accordance with the EchoStar Indentures and concurrent with the payment of the Total Payoff Consideration Amount, the Default Amount that is in excess of the Total
Consideration Amount (the amount payable by Seller under this Section 2.1(d), the “Seller
Aggregate Noteholder Payment Amount”).
(e)If Seller has made a Redemption Election but fails to satisfy the Conversion
Overage, if any, no later than the Spectrum Acquisition Closing Date, Purchaser reserves the right to pay the Conversion Overage in cash to Trust in order to satisfy the Convertible Notes in full.

(f)For U.S. federal, and applicable state and local, income tax purposes, the
Parties intend that (i) Seller be treated as the owner of the Seller Licenses and Foreign Assets until the consummation of the Spectrum Acquisition Closing and, if applicable, of the Option Exercise
Assets until their transfer by Seller to Purchaser pursuant to Section 6.8(d) and (ii) to the extent the Spectrum Acquisition Closing occurs (and if applicable, the transfer of the Option Exercise
Assets occurs), an amount equal to the Total Consideration Amount (whether paid directly to Seller or paid to the Trust) be treated as payments of consideration by Purchaser to Seller in exchange for the Seller Licenses, Foreign Assets and, if applicable, Option Exercise Assets (clauses (i) and
(ii), the “Intended Tax Treatment”). The Parties agree to file all applicable Tax Returns in a manner consistent with the Intended Tax Treatment unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding determination made under state, local or non-U.S. law). Each Party promptly will notify the other
Party if such Party is required pursuant to a determination described in the immediately preceding sentence to take any position inconsistent with the Intended Tax Treatment and, in the event there is such a determination, (1) the Party required to take a different position will provide a detailed explanation to the other Party of the final determination and manner in which it varies from the
Intended Tax Treatment, (2) the Parties agree to cooperate in good faith to determine the date on which ownership of the Seller Licenses, Foreign Assets and Option Exercise Assets, as applicable, transferred from Seller to Purchaser for U.S. federal income tax purposes and (3) the Parties will no longer be bound by the Intended Tax Treatment to the extent they reasonably conclude that the
Intended Tax Treatment is inconsistent with such final determination.
(g)Following the date hereof, Seller and Purchaser will reasonably cooperate in good faith and use commercially reasonable efforts to prepare and agree on a schedule allocating the Total Consideration Amount (and any other amounts treated as consideration paid by Purchaser to Seller in exchange for the Seller Licenses, the Foreign Assets and, if applicable, the Option
Exercise Assets for U.S. federal, and applicable state and local, income tax purposes) among the
Seller Licenses, the Foreign Assets and, if applicable, the Option Exercise Assets for U.S. federal, and applicable state and local, income tax purposes (“Allocation Schedule”). To the extent the
Parties agree on an Allocation Schedule in accordance with the preceding sentence, the Parties agree to file all applicable Tax Returns consistently with such mutually agreed Allocation Schedule unless otherwise required by a final determination within the meaning of Section 1313(a) of the
Code (or any similar or corresponding determination made under state, local or non-U.S. law).
Section 2.2No Assumption of Liabilities. THIS IS A PURCHASE AND SALE OF ASSETS
AND PURCHASER WILL NOT ASSUME, BE BOUND BY OR BE RESPONSIBLE OR
LIABLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR
RESPONSIBLE OR LIABLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE
TRANSACTIONS CONTEMPLATED HEREBY, ANY LIABILITIES OF SELLER OR ANY
OTHER PERSON, OR IN RESPECT OF THE SELLER LICENSES OR FOREIGN ASSETS OF
ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE,
THAT EXISTED, AROSE, WERE INCURRED, OR OTHERWISE PERTAIN TO ACTIONS
EVENTS OR CIRCUMSTANCES OCCURRING OR EXISTING PRIOR TO (OR ARISING IN
RESPECT OF A PERIOD (OR A PORTION THEREOF) ENDING ON OR PRIOR TO) THE
SPECTRUM ACQUISITION CLOSING WITH RESPECT TO THE SELLER LICENSES AND
THE FOREIGN ASSETS (INCLUDING, WITHOUT LIMITATION AND FOR THE
AVOIDANCE OF DOUBT, ANY TAXES).  PURCHASER ONLY WILL BE LIABLE FOR

LIABILITIES FIRST ARISING IN RESPECT OF PERIODS BEGINNING FROM AND AFTER
THE SPECTRUM ACQUISITION CLOSING AND RELATING TO THE OWNERSHIP,
OPERATION OR USE OF THE SELLER LICENSES AND FOREIGN ASSETS IN RESPECT
OF SUCH PERIODS.
Section 2.3                  Spectrum Transfer Closing.
(a)Unless this Agreement will have been earlier terminated in accordance with the provisions of this Agreement, the closing of the conveyance, transfer, delivery and assignment of the Seller Licenses to Trust as contemplated by this Agreement (the “Spectrum Transfer
Closing”) will be consummated via electronic transmission on the date that is three Business Days after the satisfaction or waiver of the conditions set forth in Article 7 (except those conditions that by their nature will be satisfied at the Spectrum Transfer Closing, but subject to the satisfaction of such conditions at the Spectrum Transfer Closing), or at such other time or place as may be agreed upon in writing by Purchaser and Seller. The date of the Spectrum Transfer Closing is referred to herein as the “Spectrum Transfer Closing Date”.
(b)Subject to the terms and conditions hereof, at the Spectrum Transfer
Closing:
(i)Seller will, and will cause the Licensing Subsidiaries to, execute and deliver to Trust an instrument of assignment and assumption of license substantially in the form attached hereto as Exhibit B, executed by Seller or the applicable Licensing Subsidiary.
(ii)Purchaser will execute and deliver to Trust the Debt Service Loan
Agreement Ancillary Documents.
(iii)Trust will execute and deliver (A) to Seller an instrument of assignment and assumption of license substantially in the form attached hereto as Exhibit B; (B)
to Purchaser (1) the Debt Service Loan Agreement Ancillary Documents; and (2) a properly completed Internal Revenue Service Form W-9; (C) EchoStar Joinder Documents and (D) any
certificates or other documents required to be delivered on such date by Trust under the Debt
Service Loan Agreement.
(iv)Seller will deliver to Purchaser instruments evidencing the terminations contemplated by Section 6.4(a).
(c)At the Spectrum Transfer Closing and subject to the terms and conditions of the Debt Service Loan Agreement, Purchaser will pay to Trust, and Trust will pay to Seller, an amount equal to the sum of (x) the aggregate cash interest paid, if any, by Seller or any of its
Affiliates on the EchoStar Notes from and including June 1, 2025 through the Spectrum Transfer
Closing Date plus (y) the Make-Whole Amount (as defined in the Debt Service Loan Agreement).
Section 2.4                  Spectrum Acquisition Closing.
(a)Unless (i) this Agreement is earlier terminated in accordance with the provisions of this Agreement or (ii) there is a Spectrum Acquisition Closing Acceleration Election
in accordance with Section 2.4(b), the closing of the conveyance, transfer, delivery and assignment of the Seller Licenses to Purchaser as contemplated by this Agreement (the “Spectrum
Acquisition Closing”) will be consummated via electronic transmission on the Target Spectrum
Acquisition Closing Date, provided, that all of the conditions set forth in Article 8 have been satisfied or waived on such date (except those conditions that by their nature will be satisfied at the Spectrum Acquisition Closing, but subject to the satisfaction of such conditions at the Spectrum
Acquisition Closing), or at such other time or place as may be agreed upon in writing by Purchaser and Seller. The date of the Spectrum Acquisition Closing is referred to herein as the “Spectrum
Acquisition Closing Date”.
(b)Following the Spectrum Transfer Closing, Purchaser will have the right to accelerate the Spectrum Acquisition Closing Date to a date of its choosing at its sole discretion (a
“Spectrum Acquisition Closing Acceleration Election”) upon delivery of written notice (a
“Spectrum Acquisition Closing Acceleration Notice”) to Trust and Seller at least 30 days prior to the accelerated target Spectrum Acquisition Closing Date set forth in such notice (the “Target
Accelerated Spectrum Acquisition Closing Date”); provided, however, that the Spectrum
Acquisition Closing will be subject to the satisfaction or waiver of the conditions set forth in
Article 8 and the Target Accelerated Spectrum Acquisition Closing Date will automatically be extended until such conditions are satisfied or waived. Subject to the terms and conditions hereof, the Parties further agree to use reasonable best efforts to promptly do or cause to be done all such acts as necessary to consummate the Spectrum Acquisition Closing on the Target Accelerated
Spectrum Acquisition Closing Date upon Purchaser’s delivery of the Spectrum Acquisition
Closing Acceleration Notice.
(c)Subject to the terms and conditions hereof, at the Spectrum Acquisition
Closing:
(i)Trust will execute and deliver to Purchaser: (A) an instrument of assignment and assumption of license substantially in the form attached hereto as Exhibit C; (B)
the Discharge Letter; (C) a properly completed Internal Revenue Service Form W- 9 and (D) any certificates or other documents required to be delivered on such date by Trust under the Debt
Service Loan Agreement.
(ii)Purchaser will execute and deliver to Trust: (A) an instrument of assignment and assumption of license substantially in the form attached hereto as Exhibit C; and
(B) the Discharge Letter.
(iii)Seller will deliver (A) to Trust and Purchaser: Payoff Letters duly executed by Seller (or applicable Affiliate(s) of Seller) and each other applicable party with respect to EchoStar Indebtedness; and (B) to Purchaser (1) a subscription agreement, substantially in the form attached hereto as Exhibit D (the “Subscription Agreement”); (2) a properly completed
Internal Revenue Service Form W-9; and (3) solely to the extent actually being transferred to
Purchaser at the Spectrum Acquisition Closing, instruments evidencing the assignment and assumption of Foreign Assets from the Licensing Subsidiaries to Purchaser (in each case, in a form to be mutually agreed to by Purchaser and Seller).
Section 2.5                  Withholding. Each Party will be entitled to deduct and withhold from the amounts payable or otherwise deliverable to any other Party pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Law; provided, that each of Purchaser and Trust will use reasonable best efforts to provide at least five (5) Business Days’ prior notice to Seller of any intention to deduct and withhold on any payment to Seller or any of its Affiliates (and to include in such notice the legal authority and the calculation method for the expected deduction or withholding). To the extent such amounts are so deducted or withheld, such amounts (i) will be timely paid over to the appropriate Governmental Authority and (ii) will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will timely pay or cause to be paid any amounts withheld pursuant to this Section 2.5 for applicable taxes to the appropriate Governmental
Authority. If necessary, Purchaser and its Representatives will cause the Total Payoff
Consideration Amount to be increased (with an equivalent reduction to the Equity Amount) to account for any withholding that is required, such that there will be a sufficient amount to satisfy the EchoStar High Yield Notes and (if a Redemption Election has been made) the Convertible
Notes in full; provided, for the avoidance of doubt, in no circumstance will this sentence be construed to require any increase in the Total Consideration Amount. The Parties will use commercially reasonable efforts to cooperate to minimize the amount of any deduction or withholding required to the extent permitted under applicable Law.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedules delivered by Seller to Purchaser immediately prior to the execution of this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of a Seller Disclosure Schedule will apply only to the corresponding section or subsection of this Agreement and to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on its face in the Seller Disclosure Schedule), Seller hereby represents and warrants to Purchaser that the following statements are true and correct:
Section 3.1  Organization and Qualification. Seller and each Licensing Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not prevent, materially delay or materially impair Seller’s or such Licensing Subsidiary’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to the Seller Licenses and Foreign Assets, free and clear of all Liens other than the Secured Notes Liens (in the case of the Seller Licenses), on the terms contemplated hereby.
Section 3.2  Power and Authority. Seller has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Seller of this Agreement and all the other Transaction Documents required to be executed and delivered by Seller in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or similar action on the part of Seller. This Agreement has been, and the other Transaction
Documents to which Seller is a party have been, or will be, duly executed and delivered by Seller.

Section 3.3 Enforceability. This Agreement constitutes, and the other Transaction Documents to which Seller is a party constitute or will constitute, the legal, valid and binding obligations of
Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 3.4  Non-Contravention. Subject to the receipt of the FCC Consents, the Foreign
Assets Acquisition Regulatory Approvals and compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state or foreign Governmental Authorities, the execution, delivery and performance by Seller of this
Agreement and the other Transaction Documents to which Seller is a party do not and will not violate or conflict with or result in a default or the breach of any term, condition or provision of, or require the consent of any other Person or give any Person any right of termination, amendment, acceleration or cancellation under, (a) any Law to which Seller, Licensing
Subsidiaries or any of the Seller Licenses or Foreign Assets is subject in any material respect, (b)
any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator that is applicable to Seller, Licensing Subsidiaries or any of the Seller Licenses or Foreign Assets,
(c) Seller’s or the Licensing Subsidiaries’ Organizational Documents, (d) any material mortgage, indenture, agreement, contract, commitment, lease, license or other instrument, document or understanding, oral or written, to which Seller or Licensing Subsidiaries is a party or subject or by which any of the Seller Licenses or Foreign Assets may be bound or affected (including, for the avoidance of doubt, the EchoStar Indentures) or (e) any of the Seller Licenses or Foreign Assets
or result in the creation of a Lien on any of the Seller Licenses or Foreign Assets.
Section 3.5                  Seller Licenses.
(a)Each of the Seller Licenses has been validly issued, is in full force and effect, is validly held by Seller or a Licensing Subsidiary and is free and clear of conditions or restrictions imposed by the applicable Governmental Authority issuing such Seller License, other than (i) those affecting the wireless telecommunications industry generally or the license types constituting the Seller Licenses in particular, or (ii) those imposed in connection with the consummation of the transactions contemplated hereby. Each of the Seller Licenses is free and clear of all Liens, other than (A) the Secured Notes Liens; or (B) any leases or other arrangements with any Affiliates of Seller or other third parties set forth on Section 3.5(a) of the Seller Disclosure
Schedule. At the Spectrum Transfer Closing, each of the Seller Licenses will be free and clear of all Liens (but will remain subject to the Secured Notes Liens, if any).
(b)None of the spectrum covered by the Seller Licenses is subject to any lease or other agreement or arrangement with any Third Party, including any agreement giving any Third
Party any right to use such spectrum, other than such leases and other arrangements set forth on
Section 3.5(b) of the Seller Disclosure Schedule.
(c)As of the Effective Date, except as set forth in Section 3.5(c)(i) of the Seller
Disclosure Schedule, there are no existing applications, petitions to deny or Actions pending or, to
Seller’s knowledge, threatened, before the FCC or other Governmental Authority relating to any of the Seller Licenses which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, other than Actions affecting the wireless telecommunications industry generally or the license types constituting the Seller Licenses generally. Except as set forth in Section 3.5(c)(ii) of the Seller Disclosure Schedule, no
Governmental Authority has, to Seller’s knowledge, threatened to terminate or suspend any of the
Seller Licenses, and there are no Third Party claims of any kind that have been asserted in writing, or to the knowledge of Seller, not in writing, with respect to any of the Seller Licenses that, if successful, individually or in the aggregate, has had or would reasonably be expected to have a
Material Adverse Effect. Except as set forth in Section 3.5(c)(iii) of the Seller Disclosure
Schedule, neither Seller nor any of the Licensing Subsidiaries is in material violation or material default, and since the date on which each applicable Seller License was first issued or transferred to the respective Licensing Subsidiary, has not received any written, or to the knowledge of Seller, not in writing, notice of any claim of material violation or material default, of any Law or regulation of any Governmental Authority with respect to any of the Seller Licenses. Except as set forth in Section 3.5(c)(iv) of the Seller Disclosure Schedule, as of the Effective Date, no event has occurred with respect to any of the Seller Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that would reasonably be expected to result in any material violation or default, claim of material violation or default of any Law or regulation of any Governmental Authority with respect to any Seller License or material impairment of the rights of the holder of such Seller License.
(d)Each Seller License is held solely by Seller or a Licensing Subsidiary. The only material assets of the Licensing Subsidiaries are the Seller Licenses, other FCC licenses and the equity interests of other Licensing Subsidiaries. No Licensing Subsidiary is liable for any indebtedness for borrowed money other than their guarantees of the EchoStar Notes and intercompany loans owed to other wholly owned Subsidiaries of Seller.
(e)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury
in respect of the Seller Licenses, and none of the Seller Licenses was acquired with bidding credits.
The consummation of the transactions contemplated hereunder will not cause the FCC to impose any penalties on Seller under the FCC’s WT Docket No. 02-55 or related Action. The consummation of the transactions contemplated hereunder will not cause the FCC to impose any trafficking or unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.
(f)As of the Effective Date, Seller has no knowledge of any facts or circumstances that would cause any of the Seller Licenses to not be renewed in the ordinary course.
Except as set forth in Section 3.5(f) of the Seller Disclosure Schedule, as of the Effective Date,
Seller has no knowledge of any pending or threatened application, petition, objection or other pleading, or any Action with the FCC or any other Governmental Authority, that (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any
Seller License, (ii) seeks the imposition of any materially adverse modification or amendment with respect to any Seller License, (iii) seeks the payment of a material fine, sanction, penalty, damages or contribution in connection with the use of any Seller License, or (iv) in any other way would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than Actions affecting the wireless communications industry generally or the license types constituting the Seller Licenses generally.

(g)There are no material liabilities of Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any Seller License or otherwise to which Trust or any of its
Affiliates will be subject from and after the Spectrum Transfer Closing (other than the EchoStar
Indenture Obligations) or Purchaser or any of its Affiliates will be subject from and after the
Spectrum Acquisition Closing, in each case as a result of the consummation of the transactions contemplated hereby, other than obligations associated with and liabilities arising out of
Purchaser’s ownership, use or operation of such Seller Licenses from and after the Spectrum
Acquisition Closing.
(h)With respect to each Seller License, (i) all material documents required to be filed at any time by Seller and its Subsidiaries with the FCC with respect to such Seller License have been filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such Seller License was first issued or transferred to Seller or any Subsidiary thereof were correct in all material respects at the time of filing.
(i)Seller and each Subsidiary thereof is in compliance with all Laws applicable to the Seller Licenses to which any of them is subject, except where any such non-compliance, individually or in the aggregate, has not had or would not reasonably be expected to have a Material
Adverse Effect.
Section 3.6 Litigation. Except for Actions affecting the wireless communications industry generally or the license types constituting the Seller Licenses or Foreign Assets generally, no
Action is pending or, to Seller’s knowledge, threatened against Seller or any Affiliate thereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material
Adverse Effect, or that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent Seller from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither Seller nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any
Governmental Authority or arbitrator that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.7 Build-Out Requirements. Except as set forth in Section 3.7 of the Seller Disclosure
Schedule, Seller and its Affiliates are not in material breach of any build-out or continuance of service requirements under the FCC Rules relating to any Seller License or applicable Law relating to any Foreign Assets.
Section 3.8  No Brokers. Seller and its agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which Trust, Purchaser or any Affiliate of either of the foregoing could become liable or obligated.
Section 3.9                Solvency and Debt Relief Laws.
(a)Each of Seller and the Licensing Subsidiaries is Solvent as of the date of this Agreement and will, after giving effect to the transactions contemplated by this Agreement, be Solvent at and immediately after each of the Spectrum Transfer Closing and the Spectrum

Acquisition Closing. No Action in which Seller or a Licensing Subsidiary is a debtor or party seeking an order for its own relief or reorganization has been brought or is pending or threatened, by or against Seller or a Licensing Subsidiary under any Debtor Relief Laws. Each of Seller and the Licensing Subsidiaries has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such Action. Each of Seller and the Licensing Subsidiaries has
no intention of, and is not contemplating, seeking relief under any Debtor Relief Laws between the date of this Agreement and the date that is 180 days after the Spectrum Acquisition Closing.
Seller has structured the transactions contemplated by this Agreement in good faith, as it relates to
Debtor Relief Laws.
(b)Seller acknowledges and agrees that the representations and warranties contained in this Section 3.9 constitute a material inducement to Purchaser to enter into this
Agreement and the transactions contemplated by this Agreement, and that Purchaser would not have entered into this Agreement and the transactions contemplated by this Agreement absent the representations and warranties contained in this Section 3.9.
Section 3.10                Taxes.
(a)Seller has timely filed (or caused to be filed) all material Tax Returns required to be filed by it with respect to the Seller Licenses and Foreign Assets, and all such Tax
Returns are true, correct and complete in all material respects.
(b)All material Taxes with respect to the Seller Licenses and Foreign Assets required to be paid by Seller or a Licensing Subsidiary (whether or not shown as due and payable on such Tax Returns) have been timely paid to the proper Governmental Authority.
(c)There are no Liens for Taxes on the Seller Licenses or Foreign Assets which such Tax is required to be paid by Seller or a Licensing Subsidiary (other than those Liens for
Taxes that are not yet due or payable).
(d)Provided that no party is required to take any position inconsistent with the
Intended Tax Treatment, none of the Seller Licenses or Foreign Assets is co-owned in a partnership
(within the meaning of Section 761(a) of the Code).
Section 3.11 EchoStar Indentures. Each of the EchoStar Indentures is in full force and effect and no Default or Event of Default (each as defined in the applicable EchoStar Indenture) has occurred and is continuing. The aggregate outstanding principal amount of each series of
EchoStar Notes is listed in Section 3.11 of the Seller Disclosure Schedule. Neither Seller nor any
of its Affiliates beneficially owns any EchoStar Notes. Seller has not received written notice from any holder of EchoStar Notes or any trustee under an EchoStar Indenture making a bona fide allegation of a Default or Event of Default under any EchoStar Indenture.
Section 3.12                Foreign Assets.
(a)Each Foreign Asset has been validly issued, is in full force and effect, is validly held by Seller or a Licensing Subsidiary and is free and clear of conditions or restrictions other than those imposed by the applicable Governmental Authority issuing such Foreign Assets or those affecting the wireless telecommunications industry generally or the license types constituting the Foreign Assets in particular, other than those set forth in Section 3.12(a)(i) of the
Seller Disclosure Schedule. Each of the Foreign Assets is free and clear of all Liens, other than any leases or other arrangements with any Affiliates of Seller or other third parties set forth in
Section 3.12(a)(ii) of the Seller Disclosure Schedule.
(b)None of the spectrum covered by the Foreign Assets is subject to any lease or other agreement or arrangement with any Third Party, including any agreement giving any Third
Party any right to use such spectrum, other than such leases and other arrangements set forth on
Section 3.12(b) of the Seller Disclosure Schedule.
(c)Except as set forth in Section 3.12(c)(i) of the Seller Disclosure Schedule,
there are no existing applications, petitions to deny or Actions pending or, to Seller’s knowledge, threatened, before any Governmental Authority relating to any of the Foreign Assets which, individually or in the aggregate, has had or would reasonably be expected to have a Foreign Asset
Material Adverse Effect, other than Actions affecting the wireless telecommunications industry generally or the license types constituting the Foreign Assets generally. Except as set forth in
Section 3.12(c)(ii) of the Seller Disclosure Schedule, no Governmental Authority has, to Seller’s
knowledge, threatened to terminate or suspend any of the Foreign Asset, and there are no Third
Party claims of any kind that have been asserted in writing, or to the knowledge of Seller, not in writing, with respect to any of the Foreign Assets that, if successful, individually or in the aggregate, has had or would reasonably be expected to have a Foreign Asset Material Adverse
Effect. Except as set forth in Section 3.12(c)(iii) of the Seller Disclosure Schedule, neither Seller nor any of the Licensing Subsidiaries is in material violation or material default, and since the date on which each applicable Foreign Asset was first issued or transferred to the respective Licensing
Subsidiary, has not received any written, or to the knowledge of Seller, not in writing, notice of any claim of material violation or material default, of any Law or regulation of any Governmental
Authority with respect to any of the Foreign Assets. Except as set forth in Section 3.12(c)(iv) of the Seller Disclosure Schedule, no event has occurred with respect to any of the Foreign Assets which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that would reasonably be expected to result in any material violation or default, claim of material violation or default of any Law or regulation of any Governmental Authority with respect to any Foreign Assets or material impairment of the rights of the holder of such Foreign
Asset.
(d)Each Foreign Asset is held solely by Seller or a Licensing Subsidiary.
(e)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to any Governmental Authority in respect of the Foreign
Assets.
(f)Seller has no knowledge of any facts or circumstances that would cause any of the Foreign Assets to not be renewed in the ordinary course. Except as set forth in Section
3.12(f) of the Seller Disclosure Schedule, Seller has no knowledge of any pending or threatened application, petition, objection or other pleading, or any Action with any Governmental Authority, that (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any Foreign Asset, (ii) seeks the imposition of any materially adverse modification or amendment with respect to any Foreign Asset, (iii) seeks the payment of a material fine,

sanction, penalty, damages or contribution in connection with the use of any Foreign Asset, or (iv)
in any other way would, individually or in the aggregate, reasonably be expected to have a Foreign
Asset Material Adverse Effect, other than Actions affecting the wireless communications industry generally or the license types constituting the Foreign Assets generally.
(g)There are no material liabilities of Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any Foreign Asset or otherwise to which Purchaser or any of its
Affiliates will be subject from and after the applicable closing with respect to such Foreign Asset, in each case as a result of the consummation of the transactions contemplated hereby, other than obligations associated with and liabilities arising out of Purchaser’s ownership, use, or operation of such Foreign Asset from and after the closing of Purchaser’s acquisition thereof.
(h)With respect to each Foreign Asset, (i) all material documents required to be filed at any time by Seller and its Subsidiaries with the applicable Governmental Authority with respect to such Foreign Asset have been filed or the time period for such filing has not lapsed, and
(ii) all such documents filed since the date that such Foreign Asset was first issued or transferred to Seller or any Subsidiary thereof were correct in all material respects at the time of filing.
(i)Seller and each Subsidiary thereof is in compliance with all Laws applicable to the Foreign Assets to which any of them is subject, except where any such non-compliance, individually or in the aggregate, has not had or would not reasonably be expected to have a Foreign
Asset Material Adverse Effect.
Section 3.13 ITU Priorities. As of the Original LPA Execution Date and as of the Effective
Date:
(a)Each ITU Priority has been validly filed, is in full force and effect, is validly held by Seller or a Licensing Subsidiary, directly or indirectly, as a result of filings made on behalf of Seller or any of its Subsidiaries or their respective predecessors in interest with the ITU and is free and clear of conditions or restrictions other than (i) those imposed by the applicable
Governmental Authority issuing such ITU Priority or (ii) as set forth in Section 3.13(a) of the
Seller Disclosure Schedule;
(b)Each ITU Priority is free and clear of all Liens, other than any leases or other arrangements with any Affiliates of Seller or Third Parties; and
(c)None of the spectrum covered by the ITU Priorities is subject to any lease or other agreement or arrangement with any Third Party, including any agreement giving any Third
Party any right to use such spectrum, other than such leases and other arrangements set forth on
Section 3.13(c) of the Seller Disclosure Schedule.
Section 3.14 Exclusivity of Representations and Warranties. Neither Seller nor any of its
Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller, the Licensing Subsidiaries, the
Seller Licenses or the Foreign Assets, except as expressly set forth in this Article 3 or in any certificate delivered by Seller pursuant to this Agreement, and Seller hereby disclaims any other representation, warranty, statement, or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information or advice that may have been or may be provided or made available to Purchaser by any
Representative of Seller) in connection with the transactions contemplated hereby or by the
Transaction Documents.
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TRUST
Trust hereby represents and warrants to Purchaser and Seller that the following statements are true and correct:
Section 4.1  Organization. Trust is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite trust power and authority to carry on as a trust, except where the failure to be so organized, existing and in good standing or to have such power and authority would not prevent, materially delay or materially impair Trust’s ability to consummate the transactions contemplated hereby. Trust has made available to Seller true, correct and complete copies of the Organizational Documents of Trust, as in effect on the date of this
Agreement. Such Organizational Documents are in full force and effect, and Trust is not in violation of any such Organizational Documents.
Section 4.2 Power and Authority. Trust has all requisite trust power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.
The execution, delivery and performance by Trust of this Agreement and all the other
Transaction Documents required to be executed and delivered by Trust in accordance with the provisions of this Agreement have been duly authorized by all necessary trust action on the part of Trust. This Agreement has been, and the other Transaction Documents to which Trust is a party have been, or will be, duly executed and delivered by Trust.
Section 4.3 Enforceability. This Agreement constitutes, and the other Transaction Documents to which Trust is a party constitute or will constitute, the legal, valid and binding obligations of
Trust, enforceable against Trust in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.4  Non-Contravention. Subject to the receipt of the FCC Consents, the Foreign
Assets Acquisition Regulatory Approvals and compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state or foreign Governmental Authorities, the execution, delivery and performance by Trust of this
Agreement and the other Transaction Documents to which Trust is a party do not and will not violate or conflict with or result in a default or the breach of any term, condition or provision of, or require the consent of any other Person or give any Person any right of termination, amendment, acceleration or cancellation under, (a) any Law to which Trust is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator that is applicable to
Trust, (c) Trust’s Organizational Documents or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which Trust is a party or subject.

Section 4.5 Litigation. Except for Actions affecting the wireless communications industry generally, no Action is pending or, to Trust’s knowledge, threatened against Trust or any Affiliate thereof that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Trust to consummate the transactions contemplated by this
Agreement, or that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent Trust from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither Trust nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any
Governmental Authority or arbitrator that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Trust to consummate the transactions contemplated by this Agreement.
Section 4.6  Qualification. Trust is fully qualified under the Communications Act and the FCC
Rules (a) to hold and receive FCC licenses generally, (b) to hold and receive the Seller Licenses, and the consummation of the transactions contemplated hereby will not cause Trust or such
Affiliate to be ineligible to hold any Seller License, and (c) to be approved as the assignee of the
Seller Licenses. Trust is in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.
Section 4.7  No Brokers. Trust and its agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which Seller or any Affiliate thereof could become liable or obligated.
Section 4.8  Exclusivity of Representations and Warranties. Neither Trust nor any of its
Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Trust, except as expressly set forth in this Article 4 or in any certificate delivered by Trust pursuant to this Agreement, and Trust hereby disclaims any such other representations or warranties.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the disclosure schedules delivered by Purchaser to Seller immediately prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of a Purchaser Disclosure Schedule will apply only to the corresponding section or subsection of this Agreement and to any other section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on its face in the Purchaser Disclosure Schedule), Purchaser hereby represents and warrants to
Seller that the following statements are true and correct:
Section 5.1  Organization. Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated hereby.  Purchaser has made available to

Seller true, correct and complete copies of the Purchaser Governing Documents, as in effect on the date of this Agreement. Such Purchaser Governing Documents are in full force and effect, and
Purchaser is not in violation of any such Purchaser Governing Documents.
Section 5.2  Power and Authority. Purchaser has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and all the other Transaction Documents required to be executed and delivered by Purchaser in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or similar action on the part of Purchaser. This Agreement has been, and the other
Transaction Documents to which Purchaser is a party have been, or will be, duly executed and delivered by Purchaser.
Section 5.3                  Capitalization.
(a)The authorized capital stock of Purchaser and the number of shares of capital stock for each class issued and outstanding, as of September 30, 2025, is set forth on Section
5.3(a) of the Purchaser Disclosure Schedule. Since September 30, 2025 through the Effective
Date, Purchaser has not issued any additional shares of its capital stock other than pursuant to the ordinary course settlement of any vesting or exercise of derivative securities of Purchaser pursuant to the incentive equity and employee stock purchase plans of Purchaser as in effect on the date hereof.
(b)The number of derivative securities of Purchaser that are issued or reserved for issuance under the incentive equity and employee stock purchase plans of Purchaser, in each case, as of September 30, 2025, is set forth on Section 5.3(b) of the Purchaser Disclosure Schedule.
Since September 30, 2025 through the Effective Date, Purchaser has not issued any additional derivative securities representing a right to acquire shares of its capital stock, other than pursuant to the ordinary course issuance of such derivative securities pursuant to the incentive equity and employee stock purchase plans of Purchaser as in effect on the Effective Date.
(c)For the five year period prior to the Effective Date, Purchaser has not provided preemptive rights, rights of first refusal, options, warrants, conversion privileges or other similar rights, orally or in writing, to purchase or acquire any securities of Purchaser including any shares of common stock, or preferred stock, or any securities convertible into or exchangeable or exercisable for shares of common stock or preferred stock, except for (i) the terms of the preferred stock and common stock pursuant to Purchaser Governing Documents, (ii) the Purchaser IRA
(including any side letter or similar agreement extending rights to a holder of capital stock of
Purchaser to the same extent as if such holder were a party to the Purchaser IRA) and (iii) the securities described in Section 5.3(b) of the Purchaser Disclosure Schedule. All preemptive or similar rights have been properly waived or complied with respect to the issuance of the Purchaser
Shares.
(d)As of the Effective Date, other than as set forth on Section 5.3(d) of the
Purchaser Disclosure Schedule, Purchaser is not a party or subject to any agreement or understanding, and, to Purchaser’s knowledge, there is no agreement or understanding between any Persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Purchaser.
Section 5.4 Enforceability. This Agreement constitutes, and the other Transaction
Documents to which Purchaser is a party constitute or will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 5.5  Non-Contravention. Subject to the receipt of the FCC Consents, the
Foreign Assets Acquisition Regulatory Approvals and compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state or foreign Governmental Authorities, the execution, delivery and performance by
Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not and will not violate or conflict with or result in a default or the breach of any term, condition or provision of, or require the consent of any other Person or give any Person any right of termination, amendment, acceleration or cancellation under, (a) any Law to which Purchaser is subject in any material respect, (b) any judgment, order, writ, injunction, decree or award of any
Governmental Authority or arbitrator that is applicable to Purchaser, (c) the Purchaser Governing
Documents or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which Purchaser is a party or subject.
Section 5.6 Litigation. Except for Actions affecting the wireless communications industry generally, no Action is pending or, to Purchaser’s knowledge, threatened against
Purchaser or any Affiliate thereof that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent Purchaser from performing its obligations under this
Agreement or consummating the transactions contemplated hereby. Neither Purchaser nor any
Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
Section 5.7  Qualification. Purchaser is fully qualified under the Communications Act and the FCC Rules (a) to hold and receive FCC licenses generally, (b) to hold and receive the
Seller Licenses, and the consummation of the transactions contemplated hereby will not cause
Purchaser or such Affiliate to be ineligible to hold any Seller License, and (c) to be approved as the assignee of the Seller Licenses.
Section 5.8Valid Issuance of Purchaser Shares.
(a)The Purchaser Shares when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens (other than restrictions under the Purchaser Bylaws, Purchaser Certificate of Formation and restrictions on transfer arising under applicable securities laws). Assuming the accuracy of the representations and warranties of Seller made in this Agreement and any certificate delivered pursuant hereto, all of the Purchaser Shares issued hereunder have been offered, sold and delivered by Purchaser in compliance with all applicable federal and state securities Laws.
(b)Except as set forth on Section 5.8(b) of the Purchaser Disclosure Schedule,
Purchaser is not subject to any written agreement related to a “tag-along” or “co-sale” right or obligation with respect to the issued and outstanding capital stock of Purchaser.
(c)No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Purchaser or, to Purchaser’s knowledge, any Purchaser Covered Person, except for a Disqualification Event as to which Rule
506(d)(2)(ii-iv) or (d)(3), is applicable.
Section 5.9 Available Funds. Purchaser will have available to it funds sufficient to satisfy, no later than the date they become due, all of Purchaser’s obligations hereunder, including its payment obligations under Section 2.1(c) and obligation to consummate the transactions contemplated hereby and all fees and expenses of Purchaser related to the transactions contemplated hereby. Purchaser understands and acknowledges that under the terms of this
Agreement, Purchaser’s obligation to consummate the transactions contemplated hereby or by any of the Transaction Documents is not in any way contingent upon or otherwise subject to
Purchaser’s consummation of any financing arrangements, Purchaser’s obtaining of any financing
(debt or equity) or the availability, grant, provision, or extension of any financing (debt or equity)
to Purchaser or any of its Affiliates. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of
Purchaser, threatened against Purchaser or any of its Affiliates.
Section 5.10 No Brokers. Purchaser and its agents and Affiliates have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’
commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which Seller or any Affiliate thereof could become liable or obligated.
Section 5.11 Financial Statements. Purchaser has delivered to Seller its audited consolidated financial statements (including balance sheets, statements of income, statements of convertible preferred stock and stockholders’ deficit and statements of cash flows) for the fiscal years ended December 31, 2023 and December 31, 2024 (collectively, the “Financial
Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of Purchaser as of the dates, and for the periods, indicated therein.
Section 5.12 Exclusivity of Representations and Warranties. Neither Purchaser nor any
of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Purchaser, its Subsidiaries or the
Purchaser Shares, except as expressly set forth in this Article 5 or in any certificate delivered by
Purchaser pursuant to this Agreement, and Purchaser hereby disclaims any other representation, warranty, statement, or information made, communicated or furnished (orally or in writing) to

Seller or its Affiliates or Representatives (including any opinion, information or advice that may have been or may be provided or made available to Seller by any Representative of Purchaser) in connection with the transactions contemplated hereby or by the Transaction Documents.
ARTICLE 6
COVENANTS AND OTHER AGREEMENTS
Section 6.1Covenants of Purchaser, Trust and Seller Pending the Spectrum Acquisition
Closing.
(a)Subject to the terms of this Agreement, from the Original LPA Execution
Date until the Spectrum Acquisition Closing, each Party will, and will cause its respective
Affiliates and Representatives to, use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary and consistent with applicable Law to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated hereunder, as soon as reasonably practicable, but in any event prior to the Spectrum Transfer Outside Date and the Spectrum Acquisition Outside Date (as applicable).
(b)From the Original LPA Execution Date until the Spectrum Acquisition
Closing, Seller will not, and will cause each Guarantor (as defined in the EchoStar Indentures) not to, incur any new indebtedness for borrowed money secured by the Seller Licenses and/or the equity interests of the Licensing Subsidiaries except for Qualified Debt to the extent permitted under the EchoStar Indentures as in effect on the Original LPA Execution Date (any such indebtedness, “Incremental Debt”), and Seller will remain solely responsible for all interest, premium and fees as well as the full repayment of any such Incremental Debt without increasing the Total Payoff Consideration Amount (absent a default by Seller of this obligation); provided, that Seller will not and will cause its Licensing Subsidiaries not to incur Incremental Debt prior to the Spectrum Transfer Closing in an amount that would limit the initial Debt Service Loan amount as contemplated by the Debt Service Loan Agreement.
(c)From the Original LPA Execution Date until the later of (x) the Spectrum
Acquisition Closing and (y) the earlier of (A) the date in which all Remaining Foreign Assets are transferred to Purchaser pursuant to Section 6.8 and (B) the Post-Closing Obligations Deadline
(the earlier of (A) and (B), the “Final Remaining Assets Transfer Date”), Seller will not, and will cause each of its Affiliates and Representatives not to:
(i)solicit, initiate, consider, knowingly encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the Seller Licenses or the Foreign Assets, (B) to enter into any lease or other arrangements with respect to the spectrum covered by the Seller Licenses or the Foreign
Assets, including any agreement giving any Third Party any right to use such spectrum; or
(ii)participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(d)From and after the Original LPA Execution Date, Seller immediately will cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of matters described in Section 6.1(c). Seller will notify Purchaser promptly, but in any event within two (2) Business
Days, if any bona fide written proposal or offer is made by any Person with respect to any of matters described in Section 6.1(c). Any such notice to Purchaser will include the material terms and conditions of the proposal or offer and the identity of the Person making the proposal or offer;
provided, that disclosure of such Person’s identity will be subject to the confidentiality obligations of Seller and its Subsidiaries owed to Third Parties pursuant to any agreement that was not entered into in contravention of Section 6.1(c).
(e)From the Original LPA Execution Date until later of (x) the Spectrum
Acquisition Closing and (y) the Final Remaining Asset Transfer Date, Seller will not, and will cause its Subsidiaries not to, incur any new indebtedness for borrowed money secured by the
Foreign Assets and/or the equity interests of the Licensing Subsidiaries except to the extent permitted under contracts in existence as of the date hereof, and Seller will remain solely responsible for the full repayment of any such incremental indebtedness without increasing the
Total Payoff Consideration Amount.
(f)Consistent with the Intended Tax Treatment set forth in Section 2.1(f), except to the extent any Party is required by a final determination within the meaning of Section
1313(a) of the Code (or any similar or corresponding determination made under state, local or non-
U.S. law) to take any position inconsistent with the Intended Tax Treatment, with respect to those taxable periods (or portions thereof) beginning on or subsequent to the Spectrum Transfer Closing and prior to the Spectrum Acquisition Closing, Seller will prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Trust, the Seller Licenses, and the Foreign Assets. To the extent any such Tax Return is a non-income Tax Return required to be filed solely with respect to the Seller Licenses or a Tax Return of the Trust, Seller will provide
Purchaser with a draft of such Tax Return no less than thirty (30) days prior to the due date thereof
(not taking into account extensions) and will take into account in good faith reasonable comments made by Purchaser with respect to the form and substance of such Tax Return, and Seller will not file any such Tax Return without the prior written approval of Purchaser (such approval not to be unreasonably withheld, conditioned, or delayed). The Parties will cooperate in good faith to determine which Tax Returns (if any) are required to be filed by the Trust.
Section 6.2Compliance with Law; Compliance with Licenses; Non-Solicitation; Notice of Certain Events.
(a)Compliance with Law.
(i)From the Original LPA Execution Date until the Spectrum Transfer
Closing, Seller will comply in all material respects with the Seller Licenses and all applicable
Laws to the extent that they relate to any of the Seller Licenses.
(ii)From the Spectrum Transfer Closing Date until the Spectrum
Acquisition Closing, Trust will comply in all material respects with the Seller Licenses and all applicable Laws to the extent that they relate to any of the Seller Licenses.

(iii)From the Original LPA Execution Date until the later of (x) the
Spectrum Acquisition Closing and (y) Final Remaining Assets Transfer Date, Seller will comply in all material respects with the Foreign Assets and all applicable Laws to the extent that they relate to any of the Foreign Assets; provided, however, that once the Expense Cap has been reached,
Seller will only be obligated under this Section 6.2(a)(iii) to the extent the costs and expenses related thereto are subject to reimbursement by Purchaser under, and continue to be reimbursed by Purchaser pursuant to, Section 11.15(b) notwithstanding the fact that the Expense Cap has been reached.
(b)Compliance with Licenses.
(i)From the Original LPA Execution Date until the Spectrum
Acquisition Closing and subject to Section 11.15(b): (A) Seller will, and will cause its
Subsidiaries to, use reasonable best efforts to take all necessary actions to maintain the validity and all rights, title, interests, and priorities of the Seller Licenses and to ensure that the Seller
Licenses remain in full force and effect in the ordinary course consistent with past practice in all material respects, except as otherwise instructed in writing by Purchaser, including those actions set forth in Annex B; provided; however, that nothing in this Agreement requires Seller or its
Affiliates to (1) eliminate or reduce the impact of any matters disclosed in Section 6.2(b)(i) of the
Seller Disclosure Schedule, or (2) take, offer, accept, agree to, commit to, or consent to any action, obligation, liability, condition, sanction, or other measure that, individually or together, would constitute a Seller Burdensome Condition, and (B) Seller will not, and will cause its
Subsidiaries not to, enter into in any transaction or take any action that would reasonably be expected to materially and adversely affect the validity or any right, title, interest or priority of the
Seller Licenses. Without limiting the foregoing, Seller will not, nor permit its applicable
Subsidiaries to, seek the modification of any Seller Licenses without the prior written consent of
Purchaser (not to be unreasonably withheld, conditioned or delayed).
(ii)From the Original LPA Execution Date until the later of (x) the
Spectrum Acquisition Closing and (y) the Final Remaining Assets Transfer Date, and subject to
Section 11.15(b): (A) Seller will, and will cause its Subsidiaries to, use reasonable best efforts to take all necessary actions to maintain the validity and all rights, title, interests, and priorities of the Foreign Assets and to ensure that the Foreign Assets remain in full force and effect in the ordinary course consistent with past practice in all material respects, except as otherwise instructed in writing by Purchaser, including those actions set forth in Annex B; provided;
however, that nothing in this Agreement requires Seller or its Affiliates to (1) eliminate or reduce the impact of any matters disclosed in Section 6.2(b)(ii) of the Seller Disclosure Schedule, or (2)
take, offer, accept, agree to, commit to, or consent to any action, obligation, liability, condition, sanction, or other measure that, individually or together, would constitute a Seller Burdensome
Condition; provided, further, that once the Expense Cap has been reached, Seller will only be obligated under this Section 6.2(b)(ii) to the extent the costs and expenses related thereto are subject to reimbursement by Purchaser under, and continue to be reimbursed by Purchaser pursuant to, Section 11.15(b) notwithstanding the fact that the Expense Cap has been reached, and (B)
Seller will not, and will cause its Subsidiaries not to, enter into any transaction or take any action that would reasonably be expected to materially and adversely affect the validity or any right, title, interest or priority of the Foreign Assets. Without limiting the foregoing, Seller will not, nor permit its applicable Subsidiaries to, seek the modification of any Foreign Assets without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).
(iii)From the Spectrum Transfer Closing until the Spectrum Acquisition
Closing and subject to Section 11.15(b): (A) Trust will, and will cause its Affiliates to, take all necessary action to maintain the validity and all rights, title, interests, and priorities of the Seller
Licenses to ensure that the Seller Licenses remain in full force and effect in Seller’s ordinary course consistent with past practice in all material respects, except as otherwise instructed in writing by Purchaser, including those actions set forth in Annex B, and (B) Trust will not, and will cause its Affiliates not to, enter into in any transaction or take any action or omit to take any action that would reasonably be expected to adversely affect the validity or any right, title, interest or priority of the Seller Licenses. Without limiting the foregoing, (i) Trust will not seek the modification of any Seller Licenses without the prior written consent of Purchaser and Seller and (ii) each Party will cooperate with each other and use reasonable best efforts to maintain the validity and all rights, title, interests, and priorities of the Seller Licenses, and Trust will act at
Purchaser’s direction, in respect of any necessary and appropriate steps contemplated by this
Section 6.2(b)(iii).
(c)Non-Disposition.
(i)From the Original LPA Execution Date until the Spectrum Transfer
Closing, Seller will not, and will not permit the Licensing Subsidiaries to, (A) directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses or offer to or enter into any agreement, arrangement or understanding to, directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses; or (B) take or refrain from taking any action that would reasonably be expected to materially impair the Seller Licenses (taken as a whole) or subject the Seller Licenses to forfeiture or cancellation by the FCC.
(ii)From the Original LPA Execution Date until the later of (x) the
Spectrum Acquisition Closing and (y) the Final Remaining Assets Transfer Date, Seller will not, and will not permit its applicable Subsidiaries to, (A) directly or indirectly sell, transfer, assign or otherwise dispose of any of the Foreign Assets or offer to or enter into any agreement, arrangement or understanding to, directly or indirectly sell, transfer, assign or otherwise dispose of any of the Foreign Assets; or (B) take or refrain from taking any action that would reasonably be expected to materially impair the Foreign Assets (taken as a whole) or subject the Foreign
Assets to forfeiture or cancellation by the foreign equivalent of the FCC having jurisdiction over the Foreign Assets.
(iii)From the Spectrum Transfer Closing until the Spectrum Acquisition
Closing, Trust will not (A) directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses or offer to or enter into any agreement, arrangement or understanding to, directly or indirectly sell, transfer, assign or otherwise dispose of any of the Seller Licenses; or
(B) take or refrain from taking any action that would reasonably be expected to materially impair the Seller Licenses (taken as a whole) or subject the Seller Licenses to forfeiture or cancellation by the FCC.

(d)Notice of Certain Events. Each Party will promptly notify the other Parties in writing of any Action that is instituted or threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.
No disclosure by any Party pursuant to this Section 6.2(d), however, will be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein, unless the other Parties will have expressly so agreed in writing.
Section 6.3Governmental Filings.
(a)Subject to the terms and conditions set forth in this Agreement, each of the
Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions to file or amend (as applicable), or cause to be filed or amended (as applicable), all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Authorities (to the extent the Parties agree that such filings, consents, waivers, approvals, authorizations, permits or orders are necessary in order to consummate the transactions contemplated by this Agreement), including in connection with the Foreign Assets Acquisition Regulatory Approvals, but in any event prior to the Spectrum
Transfer Outside Date and the Spectrum Acquisition Outside Date (as applicable).
(b)Without limiting the generality of Section 6.3(a), the Parties will prepare and file or amend (as applicable), (i) with the FCC all applications and notifications necessary to obtain the FCC Consents (the “FCC Applications”) by the later of (a) 20 Business Days from the date of this Agreement and (b) the date two days after the FCC reopens its databases for applications (the “Filing Deadline”) and (ii) at a time to be determined Purchaser after reasonable consultation with Seller, any other applications seeking any necessary consent, permit, approval, authorization, notice, waiver or clearance of any Governmental Authority, including the Foreign
Assets Acquisition Regulatory Approvals (together with the FCC Applications and the HSR
Notice, the “Regulatory Approvals”). The Parties will cooperate in the diligent submission of any additional information reasonably requested by the FCC with respect to the FCC Applications or by the other Governmental Authorities, and (subject to Section 6.3(e)) will use (and cause their respective Affiliates to use) their respective reasonable best efforts to take all such actions and do or cause to be done all things necessary, appropriate or advisable to obtain the FCC Consents and other Regulatory Approvals as soon as reasonably practicable after the Filing Deadline, but in any event prior to the Spectrum Transfer Outside Date and the Spectrum Acquisition Outside Date (as
applicable). To the extent that the FCC Acquisition Consent is obtained prior to the Spectrum
Acquisition Closing but the authorizations provided thereunder are reasonably expected to expire prior to the Spectrum Acquisition Closing, the Parties will promptly prepare and file requests for extension or waiver of such authorization, or a new FCC Application for the FCC Acquisition
Consent if such request for extension or waiver is not granted. Each of Seller and Purchaser will be responsible for 50% percent of the filing fees incurred in connection with any filings or submissions made in connection with or related to the FCC Applications.
(c)Without limiting the generality of Section 6.3(a), at a time to be determined by Purchaser after reasonable consultation with Seller, the Parties will (i) withdraw the existing filings with the FTC and the DOJ made with respect to the transactions contemplated by this

Agreement following the Original LPA Execution Date and (ii) refile with the FTC and the DOJ the notifications required pursuant to the HSR Act and any operative obligation of Purchaser or any of its Subsidiaries to seek prior approval from, or deliver prior notice to, the DOJ or FTC with respect to the transactions contemplated by this Agreement, including any documents required to be filed in connection therewith (the “HSR Notice”). The HSR Notice will specifically request early termination of the waiting period prescribed by the HSR Act. The Parties will cooperate in the diligent submission of any additional information reasonably requested by the FTC or the DOJ with respect to the HSR Notice. To the extent that expiration of the waiting period under the HSR
Act occurs prior to the Spectrum Acquisition Closing but such HSR Act filing is expected to expire prior to the Spectrum Acquisition Closing, the Parties will promptly prepare and file a new HSR
Notice. Each of Seller and Purchaser will be responsible for 50% of the HSR filing fees with respect to the HSR Notice. For avoidance of doubt, the obligations set forth with respect to the initial HSR filing will apply equally to any subsequent re-filing of the HSR Notice.
(d)Each Party will, and will cause its Affiliates to, cooperate with the other
Parties in connection with the making of all filings and the obtaining of all Regulatory Approvals, including by (i) providing copies of all such filings and attachments to any non-filing Party, (ii) as promptly as reasonably practicable furnishing all information required for all such filings, (iii)
promptly keeping the other Parties informed of any material communication received by such
Party from any Governmental Authority relating to the Regulatory Approvals and the status of other matters relating to completion of the transactions contemplated hereby(and provide each other copies of all written communications), (iv) promptly delivering to the other Party any notice, inquiry or request for additional or supplemental information received by it from any
Governmental Authority and cooperating in good faith with the other Parties in formulating a response any such notice, inquiry or request, (v) providing any additional or supplemental information available reasonably requested in connection with any Regulatory Approval pursuant to applicable Laws, (vi) consulting with, and providing the other Parties with a reasonable advance opportunity to review and comment on any filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, or other communication, whether oral or written, made or submitted to any Governmental Authority in connection with the transactions contemplated hereby or by the Transaction Documents, and each
Party will consider in good faith the comments of the other in connection therewith, and (vii)
consulting and cooperating with the other Party in advance of any meeting or oral communications
(whether formal or informal), with, any Governmental Authority relating to the transactions contemplated hereby or by the Transaction Documents or regarding any Action by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority.
Notwithstanding the foregoing, each Party may, as it deems necessary, appropriate or advisable, designate any competitively sensitive material provided to the other Parties under this Section 6.3 as “outside counsel only.” Such materials and information contained therein will be given only to the outside legal counsel of the recipient Party, and the recipient Party will cause such outside counsel not to disclose such materials or information to any Representatives of the recipient Party or its Affiliates, unless express written permission is obtained in advance from the disclosing Party.
No Party will participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any
Governmental Authority unless, to the extent not prohibited by such Governmental Authority, it provides the other Parties with advance notice and a reasonable opportunity to attend and participate.  The Parties will advise each other reasonably in advance of any understandings,

undertakings or agreements (oral or written) that any of them intends to propose to make or enter into with the FTC, the DOJ, the FCC or any other Governmental Authority regarding the transactions contemplated hereby (and neither Seller nor Purchaser will propose or agree to any such actions without the other’s prior written consent). To the extent that confidential information of either Party is required to be filed with any Governmental Authority, the Party submitting such information will, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the Party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental
Authority.
(e)In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.3, solely with respect to the FCC Consents, HSR Notice
(and the expiration or termination of any applicable waiting period (and any extension thereof)), the Foreign Assets Acquisition Regulatory Approvals and any actions deemed necessary or advisable with respect to the 2020 Final Judgment, United States v. Deutsche Telekom AG, et al,
Case No. 1:19-cv-02232, ECF No. 85 (D.D.C. Apr. 1, 2020), https://www.justice.gov/atr/case-
document/file/1333826/dl?inline, amended on unrelated grounds in Amended Final Judgment,
United States v. Deutsche Telekom AG, et al, Case No. 1:19-cv-02232, ECF No. 139 (D.D.C. Oct.
23, 2023) (the “2020 Final Judgment”), each of Purchaser and Seller will use its reasonable best efforts to take, or cause its Subsidiaries to take, promptly any and all actions to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under applicable Laws as may be required by any Governmental Authority, so as to enable the
Parties to effectuate the Spectrum Transfer Closing and Spectrum Acquisition Closing as soon as practicable and, in any event, prior to the respective Spectrum Transfer Outside Date and Spectrum
Acquisition Outside Date (collectively, the “Remedial Actions”), including, but not limited to: (i)
responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental
Authority, (ii) causing the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental
Authority preventing consummation of the transactions, (iii) committing to and effecting, by consent decree, hold separate orders, trust or otherwise, (A) the sale, license, holding separate or other disposition of assets or businesses of Purchaser, Seller or their respective Subsidiaries, (B)
terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, Seller or their respective Subsidiaries, and
(C) creating any relationships, ventures, contractual rights, obligations or other arrangements of
Purchaser, Seller or their respective Subsidiaries, and (iv) taking or committing to take actions that after the Spectrum Transfer Closing Date or Spectrum Acquisition Closing Date (as applicable)
would limit the freedom of action of Purchaser, Seller or their respective Subsidiaries with respect to their respective business; provided that, notwithstanding anything to the contrary, neither Seller nor Purchaser nor any of their respective Subsidiaries will be required to take, offer or accept, or agree, commit to agree or consent to, any action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Actions) that, individually or in the aggregate, (x) with respect to Seller and its Subsidiaries, constitutes a Seller Burdensome
Condition (whether or not expressly conditioned upon consummation of the Spectrum Transfer
Closing or Spectrum Acquisition Closing) and (y) with respect to Purchaser and its Subsidiaries,

constitutes a Purchaser Burdensome Condition (whether or not expressly conditioned upon consummation of the Spectrum Transfer Closing or Spectrum Acquisition Closing).
(f)In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.3, solely with respect to the FCC Consents, HSR Notice
(and the expiration or termination of any applicable waiting period (and any extension thereof)), the Foreign Assets Acquisition Regulatory Approvals and any actions deemed necessary or advisable with respect to the 2020 Final Judgment, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the transactions contemplated by the Spectrum Transfer Closing or
Spectrum Acquisition Closing and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the
Spectrum Transfer Closing or Spectrum Acquisition Closing, each of Purchaser and Seller will, and will cause its Subsidiaries to, take or cause to be taken any and all action, including a Remedial
Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable
(and, in any event, will commence such action no later than three (3) Business Days prior to the
Spectrum Transfer Outside Date or Spectrum Acquisition Outside Date); provided that, notwithstanding anything to the contrary, neither Seller nor Purchaser nor any of their respective
Subsidiaries will be required to take, offer or accept, or agree, commit to agree or consent to, any action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure
(including any Remedial Actions) that, individually or in the aggregate, (x) with respect to Seller and its Subsidiaries, constitutes a Seller Burdensome Condition (whether or not expressly conditioned upon consummation of the Spectrum Transfer Closing or Spectrum Acquisition
Closing) and (y) with respect to Purchaser and its Subsidiaries, constitutes a Purchaser
Burdensome Condition (whether or not expressly conditioned upon consummation of the
Spectrum Transfer Closing or Spectrum Acquisition Closing). In addition, each of Purchaser and
Seller will cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any order, writ, assessment, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the transactions contemplated hereby as promptly as practicable and in any event no later than three (3) Business Days prior to the Spectrum Transfer Outside Date or
Spectrum Acquisition Outside Date; provided that, notwithstanding anything to the contrary, neither Seller nor Purchaser nor any of their respective Subsidiaries will be required to take, offer or accept, or agree, commit to agree or consent to, any action, undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Actions)
that, individually or in the aggregate, (x) with respect to Seller and its Subsidiaries, constitutes a
Seller Burdensome Condition (whether or not expressly conditioned upon consummation of the
Spectrum Transfer Closing or Spectrum Acquisition Closing) and (y) with respect to Purchaser and its Subsidiaries, constitutes a Purchaser Burdensome Condition (whether or not expressly conditioned upon consummation of the Spectrum Transfer Closing or Spectrum Acquisition
Closing).
(g)Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the Parties agree that their respective obligations under this Section 6.3 with respect to the Foreign Assets Acquisition Regulatory Approvals and any other agreed necessary filings identified pursuant to Section 6.3(a) will not include any obligation on the part of a Party or its
Affiliates to: (i) commit to or effect, by consent decree, hold separate orders, trust or otherwise, the sale or disposition of any assets or businesses or any other structural or conduct relief with respect to its future operations as may be required to be divested or undertaken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated hereby, (ii) litigate or otherwise pursue any claims against any objections asserted by any Governmental Authority with respect to the consummation of the transactions contemplated hereby, or (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any decree, order, judgment, injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing, delaying or limiting the consummation of the transactions contemplated hereby.
(h)Purchaser will have the principal responsibility and right, after discussion and reasonable consultation with Seller, including providing Seller with reasonable advance opportunity to review and comment, and considering in good faith Seller’s comments, to determine the strategy for dealing with any Governmental Authority or the staff or regulators of any
Governmental Authority in connection with the transactions contemplated by this Agreement regarding all filings and the obtaining of all approvals referred to in this Section 6.3.
Notwithstanding anything to the contrary herein, in no event, without the other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), will a
Party: (i) withdraw its filing under the HSR Act with respect to the transactions contemplated by this Agreement or (ii) enter into any agreement or commitment with a Governmental Authority to
(x) extend the waiting period under the HSR Act or (y) not close the transactions contemplated by this Agreement or otherwise delay the Spectrum Transfer Closing or Spectrum Acquisition
Closing, in each case, if such action is reasonably likely to materially delay the Spectrum Transfer
Closing or the Spectrum Acquisition Closing. For the avoidance of doubt, this clause (ii) expressly applies to any “timing agreements” with any Governmental Authority.
Section 6.4Termination of Liens and other Arrangements; Repayment of Indebtedness;
Discharge of Debt Service Loans.
(a)At or prior to the Spectrum Transfer Closing, Seller will, and will cause its
Subsidiaries to, terminate all leases or other arrangements with any Affiliates of Seller or a Third
Party with respect to the Seller Licenses (including, for the avoidance of doubt, those set forth on
Section 3.5(a) of the Seller Disclosure Schedule and Section 3.5(b) of the Seller Disclosure
Schedule), other than those leases or other arrangements set forth on Section 6.4(a) of the Seller
Disclosure Schedule. Each lease or arrangement (other than as set forth on Section 6.4(a) of the
Seller Disclosure Schedule) will be terminated without any cost or liability to Trust or Purchaser and will be at the sole cost and expense of Seller.
(b)From the Original LPA Execution Date until the later of (x) the Spectrum
Acquisition Closing and (y) the Final Remaining Asset Transfer Date, Seller will use reasonable best efforts, and will cause its Subsidiaries to use reasonable best efforts, to terminate all leases or other arrangements with any Affiliates of Seller or a Third Party with respect to the Foreign Assets
(including, for the avoidance of doubt, those set forth on Section 3.12(a)(ii) of the Seller Disclosure
Schedule, Section 3.12(b) of the Seller Disclosure Schedule and Section 3.13(b) of the Seller

Disclosure Schedule), other than those leases or other arrangements set forth on Section 6.4(b) of the Seller Disclosure Schedule, in each case, to the extent the Foreign Assets Acquisition
Regulatory Approvals have been obtained in connection with the Foreign Assets related to such leases or arrangements. Each such lease or arrangement (other than as set forth on Section 6.4(b)
of the Seller Disclosure Schedule) will be terminated without any cost or liability to Purchaser and will be at the sole cost and expense of Seller.
(c)At least ten days prior to the Spectrum Acquisition Closing, Seller or
Guarantor, as applicable, will issue notices of redemption under each EchoStar Indenture (other than the Convertible Notes Indenture), which notices will be conditioned upon the Spectrum
Acquisition Closing and will be issued in accordance with the applicable EchoStar Indenture. At or prior to the Spectrum Acquisition Closing, Trust and Seller will, and will cause their respective
Affiliates to, deliver, or cause to be delivered, in form and substance reasonably satisfactory to
Purchaser and in accordance with the applicable EchoStar Indenture, customary evidence of satisfaction and discharge (along with UCC-3s) with respect to the EchoStar High Yield Notes, which will evidence the termination of all applicable obligations and liabilities thereunder and will provide for the release of all Liens in connection with such EchoStar Indebtedness. If there is any
Incremental Debt outstanding that is required to be redeemed or repaid in order to permit the
Spectrum Acquisition Closing, then Seller or Guarantor, as applicable, will issue notices of redemption or prepayment in accordance with the notice provisions thereunder and at or prior to the Spectrum Acquisition Closing, Trust and Seller will, and will cause their respective
Subsidiaries to, deliver, or cause to be delivered, in form and substance reasonably satisfactory to
Purchaser and in accordance with the terms of the Incremental Debt, customary evidence of satisfaction and discharge (along with UCC-3s) with respect thereto, that will evidence the termination of all applicable obligations and liabilities thereunder and will provide for the release of all Liens in connection with such Incremental Debt. With respect to the Convertible Notes
Indenture and any Incremental Debt outstanding that is not required to be redeemed or repaid in order to permit the Spectrum Acquisition Closing, Seller and Guarantor, as applicable, will deliver or cause to be delivered, in form and substance reasonably satisfactory to Purchaser, customary evidence of release of all Liens on the assets of Trust securing the Convertible Notes and any such
Incremental Debt (together with termination statements). The documentation, together with the required discharge statements, termination of all Liens, termination statements and originals of all pledged collateral to be returned to Trust described in this clause (c) is collectively referred to as the “Payoff Letters”.
(d)At or prior to the Spectrum Acquisition Closing, Trust and Purchaser will and will cause their respective Affiliates to deliver, or cause to be delivered, in form and substance reasonably satisfactory to Seller, Trust and Purchaser, a customary discharge letter with respect to the Debt Service Loan Agreement, including amounts accrued or owed thereunder, and the Debt
Service Loan Agreement Ancillary Documents, which letter will reflect the full discharge such obligations and rights and terminate all applicable obligations and liabilities thereunder and will provide for the release of all Liens securing the Debt Service Loan Agreement and Debt Service
Loan Agreement Ancillary Documents following satisfaction of the terms contained in such discharge letter (such discharge letter collectively, together with the required discharge statement, termination of all Liens, termination statement and originals of all pledged collateral to be returned to Trust, the “Discharge Letter”).

Section 6.5Guarantor and Obligor of the EchoStar Notes; Debt Service Loans.
(a)Immediately prior to the Spectrum Transfer Closing, Trust and Seller will, and will cause their respective Affiliates to deliver, or cause to be delivered, duly executed copies of the EchoStar Joinder Documents. Following the effectiveness of the EchoStar Joinder
Documents, Trust will (i) comply with all terms and conditions applicable to it under the EchoStar
Joinder Documents and (ii) execute and deliver any amendments, supplements, waivers, consents, or other documents to the EchoStar Indentures or Debt Service Loan Agreement Ancillary
Documents, at the request of the Purchaser.
(b)Following the Spectrum Transfer Closing Date, subject to receipt of the necessary funds from Purchaser under the Debt Service Loan Agreement or pursuant to Section
6.5(c), Trust will pay (i) on behalf of Seller, from time to time, to the applicable trustee under each
EchoStar Indenture for the benefit of the applicable EchoStar Noteholders in accordance with the
EchoStar Indentures all amounts in respect of interest that become due and payable on the EchoStar
Notes as in effect on the date of this Agreement until the earlier of the Spectrum Acquisition
Closing and termination of this Agreement pursuant to Section 9.1 (the “EchoStar Notes Interest
Payments”) or (ii) to Seller, from time to time, the EchoStar Notes Interest Payments, which Seller will pay to the applicable trustees under each EchoStar Indenture for the benefit of the applicable
EchoStar Noteholders in accordance with the EchoStar Indentures. Exhibit G sets forth the payment instructions for each EchoStar Indenture.
(c)Following the Spectrum Transfer Closing Date, on any Borrowing Date (as
defined in the Debt Service Loan Agreement), if the Debt Service Loan scheduled to be made on such date (the “Debt Service Scheduled Loan Amount”) is not able to be drawn in full as a result of covenant limitations contained in the EchoStar Indentures, then, in addition to the amount permitted to be drawn pursuant to the Debt Service Loan Agreement on such Borrowing Date without constituting a Default or Event of Default under the EchoStar Indentures (the “Debt
Service Allowable Loan Amount”), Purchaser will fund to Trust an amount equal to (i) the Debt
Service Scheduled Loan Amount minus (ii) the Debt Service Allowable Loan Amount (such amount, the “Debt Service Difference”). Seller will notify Purchaser in writing of a Debt Service
Difference, if any, at least 10 Business Days before each Borrowing Date.
(d)Without the written consent of Purchaser, none of Seller or any of its
Affiliates will (i) amend, modify or otherwise supplement any of the EchoStar Indentures in any manner adverse to Trust or Purchaser or that could reasonably be expected to impair or delay the ability to consummate the transactions contemplated hereby or (ii) make or cause to be made an election to PIK in lieu of any obligation to make any interest payment in cash for all or any portion of Convertible Notes and EchoStar 6.75% Secured Notes for the three interest periods following the date of this Agreement, in each case, pursuant to the terms of the applicable EchoStar
Indentures.
(e)Seller will, and will cause each of its Subsidiaries to, comply with each of the EchoStar Indentures and to take all actions (or refrain from taking action, as the case may be)
as are reasonably necessary to ensure that no Default or Event of Default (as defined in the
EchoStar Indentures) arises thereunder.

(f)Trust and Purchaser will, from time to time, enter into payment direction letters with respect to the Debt Service Loans and any obligations of Trust to make payments to the applicable trustees under each EchoStar Indenture for the benefit of the applicable EchoStar
Noteholders or any other Persons in connection with this Agreement.
Section 6.6Customer Relations.
(a)Following the date hereof, Purchaser and Seller will use reasonable best efforts and will work in good faith to negotiate and enter into one or more commercial agreements, which will incorporate, and be consistent with, the terms set forth on Annex A (the “Commercial
Agreements”). On or prior to the Spectrum Acquisition Closing Date (unless otherwise required by Annex A), each of Purchaser and Seller will (and, if applicable, each will cause its applicable
Affiliate party thereto to) execute and deliver the Commercial Agreements.
(b)To the extent that the Parties cannot agree upon the form of the Commercial
Agreements prior to the Spectrum Acquisition Closing Date, such failure to reach agreement will not prevent, delay or limit the Spectrum Acquisition Closing or the Spectrum Acquisition Closing.
(c)To the extent that the Parties cannot agree upon the form of the Commercial
Agreements prior to the Spectrum Acquisition Closing Date, or to the extent that Purchaser (or its applicable Affiliate) begins providing any of the services set forth in Annex A prior to the
Spectrum Acquisition Closing Date, the Parties will operate and be bound by the terms set forth on Annex A from the Spectrum Acquisition Closing Date (or, if earlier, the date on which
Purchaser or its applicable Affiliate begins providing any such services but only with respect to the services Purchaser has begun providing) until such Commercial Agreements are entered into.
Section 6.7Interim Testing in Connection with the Seller Licenses and Foreign Assets.
(a)From and after the Original LPA Execution Date and through the Spectrum
Acquisition Closing, Seller and Trustee will in good faith cooperate with Purchaser, to facilitate reasonable and appropriate test operations, in coordination with Seller and Trustee, with the Seller
Licenses and the Foreign Assets using Purchaser satellites (each, an “Interim Period Testing”);
provided, however, that any such Interim Period Testing will not interfere with Seller’s and its
Subsidiaries’ businesses in any material respect and will be subject to receipt of any necessary consent, permit, approval, authorization, notice, waiver or clearance of any Governmental
Authority or other Person. Notwithstanding anything to the contrary in this Agreement, if any representation or warranty set forth in Article 3, or any covenant or agreement of Seller or its
Affiliates set forth in this Agreement, is breached, or if any Seller License is impaired, in each case as a result of any testing conducted pursuant to this Section 6.7, such breach or impairment will be disregarded for purposes of Seller’s indemnity obligations set forth in Article 10 and determining whether any condition to the Spectrum Transfer Closing or the Spectrum Acquisition Closing set
forth in Section 7.1, Section 7.3, Section 8.1 or Section 8.3 has been satisfied. Notwithstanding any Interim Period Testing by Purchaser, Purchaser acknowledges and agrees that such Interim
Period Testing will be for informational purposes only. Purchaser will have no right to terminate, rescind or otherwise abandon this Agreement or the transactions contemplated hereby based on the results of such Interim Period Testing, including any determination that the Seller Licenses or the Foreign Assets are not suitable or do not meet Purchaser’s expectations or requirements.

(b)Upon Seller’s presentation of a summary statement, together with any supporting documentation reasonably requested by Purchaser, Purchaser agrees to pay or reimburse Seller promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with this
Section 6.7, and in any event no later than ten Business Days following Purchaser’s receipt of a written demand therefor. Purchaser agrees to promptly indemnify and hold harmless Seller
Indemnified Parties, against and in respect of any and all Losses incurred or suffered by any such
Seller Indemnified Party that result from, relate to or arise out of the Interim Period Testing.
Section 6.8Foreign Assets.
(a)To the extent that any Foreign Assets have yet to be assigned or transferred to Purchaser due to a failure to obtain the necessary consents, waivers, approvals, authorizations, permits or orders from the appropriate Governmental Authorities or Third Parties (the “Remaining
Foreign Assets”), and subject to the terms and conditions set forth in this Agreement, Seller agrees, or agrees to cause its applicable Subsidiaries, to use reasonable best efforts to convey, transfer, deliver, and assign to Purchaser, as promptly as reasonably practicable after the Spectrum
Acquisition Closing, all right, title, and interest of Seller and such Subsidiaries in and to each
Remaining Foreign Asset, whether by way of an equity transfer, asset transfer or otherwise, in each case through a structure to be mutually agreed upon by Purchaser and Seller, for no additional consideration, free and clear of all Liens, in each case, upon the receipt of the necessary consents, waivers, approvals, authorizations, permits or orders from the appropriate Governmental
Authorities in respect of such Remaining Foreign Asset; provided, however, that Seller’s obligations under this Section 6.8 will terminate with no further liability or obligation if the Parties are unable to obtain any of the necessary consents, waivers, approvals, authorizations, permits or orders from the applicable Governmental Authorities or Third Parties within four years after the
Spectrum Acquisition Closing Date (the “Post-Closing Obligations Deadline”). Purchaser and
Seller acknowledge and agree that (i) the failure or inability to transfer any Foreign Assets or other rights necessary for Purchaser’s use of such Foreign Assets will not constitute a failure to satisfy any closing condition set forth in Article 7 or Article 8, nor will such failure be taken into account when determining whether any closing conditions in those Articles have been satisfied, (ii) such failure will not give rise to any right to terminate or delay the Spectrum Transfer Closing or the
Spectrum Acquisition Closing and (iii) such failure will not reduce, withhold or set off any portion of the Total Consideration Amount.
(b)Each conveyance, transfer, delivery, and assignment of a Remaining
Foreign Asset to Purchaser will be evidenced by an assignment and assumption agreement from the Licensing Subsidiaries to Purchaser (in each case, in a form to be mutually agreed to by
Purchaser and Seller).
(c)To the extent that Purchaser and Seller agree to make or seek any filings, consents, waivers, approvals, authorizations, permits or orders from Governmental Authorities or
Third Parties with respect to the Remaining Foreign Assets, such actions will be done in a manner consistent with Section 6.3 as if such action were a Foreign Assets Acquisition Regulatory
Approval, as applied mutatis mutandis.

(d)Notwithstanding anything to the contrary herein, (i) Purchaser will have the sole option and discretion to acquire those certain satellite assets or interests set forth on Section
6.8(d) of the Seller Disclosure Schedules (the “Satellite Assets”) at the Spectrum Acquisition
Closing or anytime thereafter prior to the Post-Closing Obligations Deadline, without any adjustment to the Total Consideration Amount; provided, however, that Purchaser will notify
Seller in writing of its election to exercise such option, specifying which Satellite Assets it elects to acquire (the “Option Exercise Assets”), by March 7, 2026 (the “Option Exercise Deadline”);
and (ii) from and after the Option Exercise Deadline until the earlier of (A) the Post-Closing
Obligations Deadline and (B) the date on which the Option Exercise Assets are transferred by
Seller to Purchaser, Seller agrees, or agrees to cause its applicable Subsidiaries, to use reasonable best efforts to convey, transfer, deliver, and assign to Purchaser the Option Exercise Assets;
provided, however, that any costs and expenses incurred in connection with the ownership, operation, maintenance, repair, insurance, licensing, regulatory compliance, and management of the Option Exercise Assets from and after the Spectrum Acquisition Closing Date will be the sole responsibility of Purchaser, and Purchaser will promptly reimburse Seller upon demand for any such costs and expenses incurred by Seller or any of its Affiliates. For the avoidance of doubt, such Satellite Assets will constitute “Foreign Assets” until the Option Exercise Deadline. It is further understood and agreed that irrespective of whether Purchaser elects to acquire Option
Exercise Assets this Section 6.8(d) will not otherwise modify or excuse Seller’s obligations with respect to the Seller Licenses, ITU Priorities and other Foreign Assets under this Agreement.
Section 6.9Public Announcements. On and after the date hereof and through the
Spectrum Acquisition Closing, Seller and Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Party will issue any press release or make any public statement; provided, that Purchaser may issue any press release or make any public statement with
Seller’s prior written approval and Seller may issue any press release or make any public statement with Purchaser’s prior written approval, in each case, with such approval not being unreasonably withheld, conditioned or delayed; provided, further, that each of Seller and Purchaser may make any public statement regarding this Agreement or any of the other Transaction Documents to the extent that such statements are not inconsistent in tone and substance with previous press releases, public disclosures or public statements made jointly by the Parties or approved by the Parties.
Notwithstanding the foregoing, no such approval will be necessary to the extent disclosure is required by applicable Law or any national securities exchange, but in such circumstances, neither
Seller nor Purchaser will make such disclosure without first using its commercially reasonable efforts to provide to the other Party an advance copy of any such disclosure and a reasonable opportunity to review and comment (and such comments will be considered by the disclosing Party in good faith).
Section 6.10Certain Notices. From the Original LPA Execution Date through the
Spectrum Acquisition Closing Date, each of Seller and Trust will provide Purchaser with prompt written notice of its knowledge of any (a) occurrence of any Default (as applicable, as defined in each of the Debt Service Loan Agreement or the EchoStar Indentures), (b) dispute, litigation, investigation or proceeding between Seller (or any of its Subsidiaries) or Trust, on the one hand, and any arbitrator or Governmental Authority, on the other hand, (c) filing or commencement of, or any material development in, any litigation or proceeding affecting Seller (or any of its
Subsidiaries) or Trust, in each case in clauses (a), (b) and (c), that has had or would reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 6.10 will be accompanied by a written statement (i) that such notice is being delivered pursuant to this Section
6.10 and (ii) setting forth details of the occurrence referred to therein and stating what action Seller or Trust (as applicable) has taken and proposes to take with respect thereto.
Section 6.11Certain Trust and Debt Service Loan Agreement Matters.
(a)Trust will not consummate or enter into any amendment or other modification to the Trust Agreement or any of its Organizational Documents, in each case, without the prior written consent of Purchaser and Seller; provided, however, that Seller’s prior written consent will not be required for any amendments or modifications that are purely administrative or technical in nature and do not adversely affect Seller or are not reasonably expected to delay, impair or otherwise adversely affect the transactions contemplated hereby.
(b)In no event will Trust (i) assign or transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement, the Debt Service Loan Agreement or any Debt Service Loan Agreement Ancillary Document (including a transfer or assignment to
(A) a Subsidiary of Trust, (B) an Affiliate of Trust or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons)) or (ii) consent to any assignment or transfer by Purchaser of any of its rights or obligations under the Debt Service Loan Agreement (including pursuant to Section 10.07 of the
Debt Service Loan Agreement).
(c)In no event will Purchaser assign or transfer (by operation of law or otherwise) any of its rights or obligations under the Debt Service Loan Agreement or any Debt
Service Loan Agreement Ancillary Document without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned).
(d)Purchaser will not, and will cause its Affiliates not to, issue any instructions to Trustee or Trust, or fail to issue any instructions when required, or otherwise take or omit to take any action that would cause Trustee or Trust to act (or fail to act) in a manner that is inconsistent with or in violation of the terms and conditions of this Agreement or any of the
Transaction Documents.
(e)Purchaser agrees that it will cause or direct Trustee and Trust from time to time to borrow amounts under the Debt Service Loan Agreement in order to fund the payments contemplated by Section 6.5(b).
(f)None of Purchaser or Trust will amend or waive any provision of the Debt
Service Loan Agreement or any Debt Service Loan Agreement Ancillary Document, nor will either consent to any departure by Trust or Purchaser therefrom, in each case, pursuant to Section
10.01 of the Debt Service Loan Agreement, without the prior written consent of Seller.
(g)Purchaser will not remove Trustee, nor will any successor Trustee be appointed, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed.

(h)Trust will not report inconsistently with the Intended Tax Treatment (unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding determination made under state, local or non-U.S. law)).
(i)Except as expressly permitted herein, Trust or Trustee will not sell, mortgage, pledge, or otherwise dispose of the Seller Licenses without Seller’s prior written consent, nor will Purchaser direct Trust to take any such action.
(j)Seller will reimburse Purchaser promptly for 50% of all Trustee’s reasonable and documented fees and expenses incurred in connection with Trust or the Trust
Agreement.
Section 6.12Access.
(a)From the Spectrum Transfer Closing until the Spectrum Acquisition
Closing, Purchaser and Trust will, and will cause their respective Affiliates and Representatives
(including, in the case of Trust, Trustee) to, afford Seller and its Affiliates and their respective
Representatives access, upon reasonable prior notice and during normal business hours, to all personnel, properties, books, records, correspondence (including with Governmental Authorities), technical materials, compliance documentation, filings, contracts, and any other information, in each case that relates to the Seller Licenses or is otherwise reasonably necessary or useful for Seller to comply with its obligations under this Agreement, including: (i) monitoring compliance with applicable Laws, (ii) responding to inquiries or audits from any Governmental Authority, (iii)
preparing or making any required filings, notifications, or submissions, (iv) maintaining the validity and all rights, title, interests, and priorities of the Seller Licenses, or (v) performing its obligations under this Agreement.
(b)From the Spectrum Transfer Closing until the Spectrum Acquisition
Closing, Purchaser and Trust will promptly (but in any event no later than seven days) after receipt or occurrence provide Seller with a copy of any notice, order, request, inquiry, correspondence, or communication received from or made to any Governmental Authority in connection with the
Seller Licenses.
(c)It is further understood and agreed that any information provided by
Purchaser to or obtained by Seller or any of its Affiliates or Representatives pursuant to this Section
6.12 shall constitute “Confidential Information” (as defined in the Confidentiality Agreement) of
Purchaser.
ARTICLE 7
CONDITIONS TO SPECTRUM TRANSFER CLOSING
Section 7.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur at the Spectrum Transfer
Closing is subject to the satisfaction on or prior to the Spectrum Transfer Closing Date of each of the following conditions, unless waived in writing by Purchaser:
(a)The FCC Transfer Consent will have been obtained by one or more FCC
Orders, free of any Purchaser Burdensome Condition.

(b)(i) The Seller Fundamental Representations will be true and correct in all material respects at and as of the Effective Date and as of the Spectrum Transfer Closing Date as
though made at and as of the Spectrum Transfer Closing Date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date),(ii)
all of the other representations and warranties of Seller contained in Article 3 (other than the Seller
Fundamental Representations and as set forth in clause (iii) below) and Trust contained in Article
4 will be true and correct at and as of the Effective Date and as of the Spectrum Transfer Closing
Date as though made at and as of the Spectrum Transfer Closing Date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except where such failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect, and (iii) the representations and warranties of Seller contained in Section 3.13 will be true and correct at and as of the Effective Date in all material respects; provided that, in each case, if any representation or warranty made by Seller or Trust includes within its terms a materiality or
Material Adverse Effect qualifier, such qualifier will be disregarded solely for purposes of determining compliance with this Section 7.1(b); provided, further, that for purposes of this closing condition, none of the representations and warranties of Seller contained in Article 3 or
Trust contained in Article 4 will be breached or deemed breached as a result of any matter, fact or circumstance relating to the Foreign Assets (other than such representations and warranties of
Seller set forth in Section 3.13, which will be subject to clause (iii) herein).
(c)(i) Each of Seller and Trust will have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or at the
Spectrum Transfer Closing and (ii) each of Seller and Trust will have performed all covenants and agreements required by this Agreement to be performed by it with respect to the Foreign Assets
(other than the ITU Priorities) set forth in Section 6.2(a) and Section 6.2(b) prior to or at the
Spectrum Transfer Closing, except where any failure to so perform has not resulted in a Foreign
Asset Material Adverse Effect.
(d)Purchaser will have received at the Spectrum Transfer Closing a certificate from an authorized officer of Seller, dated as of the Spectrum Transfer Closing Date, certifying on behalf of Seller, that the conditions applicable to Seller set forth in Section 7.1(b) and Section
7.1(c) have been satisfied.
(e)No U.S. Law or any award, order, writ, decree, injunction, or judgment issued by any arbitrator or Governmental Authority with competent jurisdiction over the Seller
Licenses will be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period (and any extension thereof) under the HSR
Act relating to the transactions contemplated by this Agreement, as well as any agreement embodied in a “timing agreement” among one or more of the Parties and a Governmental Authority not to consummate the Spectrum Transfer Closing, will have expired or been terminated, in each case, without the imposition of any Purchaser Burdensome Condition.
(g)Seller and its Subsidiaries will have discontinued all of their respective operations on and uses of the spectrum covered by Seller Licenses pursuant to Section 6.4(a).

(h)Purchaser will have received at the Spectrum Transfer Closing each of the deliveries set forth in Section 2.3(b)(iii) and Section 2.3(b)(iv) required to be delivered to
Purchaser.
Section 7.2Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to occur at the Spectrum Transfer
Closing is subject to the satisfaction on or prior to the Spectrum Transfer Closing Date of each of the following conditions, unless waived in writing by Seller:
(a)The FCC Transfer Consent will have been obtained by one or more FCC
Orders, free of any Seller Burdensome Condition.
(b)(i) The Purchaser Fundamental Representations will be true and correct in all material respects at and as of the Effective Date and as of the Spectrum Transfer Closing Date
as though made at and as of the Spectrum Transfer Closing Date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), and (ii) the representations and warranties of Trust contained in Article 4 and of Purchaser contained in Article 5 (other than the Purchaser Fundamental Representations) will be true and correct as of the Effective Date and as of the Spectrum Transfer Closing Date as if made on such date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except where such failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated hereby or to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement; provided that, in each case, if any representation or warranty made by Seller or Trust includes within its terms a materiality or Material Adverse
Effect qualifier, such qualifier will be disregarded solely for purposes of determining compliance with this Section 7.2(b).
(c)Each of Purchaser and Trust will have performed in all material respects all covenants and agreements required by this Agreement to be performed by them prior to or at the
Spectrum Transfer Closing.
(d)Seller will have received at the Spectrum Transfer Closing a certificate from an authorized officer of Purchaser, dated as of the Spectrum Transfer Closing Date, certifying on behalf of Purchaser, that the conditions applicable to Purchaser set forth in Section 7.2(b) and
Section 7.2(c) have been satisfied.
(e)No U.S. Law or any award, order, writ, decree, injunction, or judgment issued by any arbitrator or Governmental Authority with competent jurisdiction over the Seller
Licenses will be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act (and any extension thereof) relating to the transactions contemplated by this Agreement, as well as any agreement embodied in a “timing agreement” among one or more of the Parties and a Governmental Authority not to consummate the Spectrum Transfer Closing, will have expired or been terminated, in each case, without the imposition of any Seller Burdensome Condition.
(g)Seller will have received at the Spectrum Transfer Closing each of the deliveries set forth in Section 2.3(b)(iii) required to be delivered to Seller.
Section 7.3Conditions to the Obligations of Trust. The obligation of Trust to consummate the transactions contemplated by this Agreement to occur at the Spectrum Transfer
Closing is subject to the receipt of a certificate from an authorized officer of the Purchaser, dated as of the Spectrum Transfer Closing Date, certifying that:
(a)The obligations and conditions of Purchaser to consummate the transactions contemplated by the Agreement to occur at the Spectrum Transfer Closing have been or will be satisfied on or prior to the Spectrum Transfer Closing Date; and
(b)Trust will have received at the Spectrum Transfer Closing each of the deliveries set forth in Section 2.3(b)(i) and Section 2.3(b)(ii) required to be delivered to Trust.
ARTICLE 8
CONDITIONS TO SPECTRUM ACQUISITION CLOSING
Section 8.1Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur at the Spectrum
Acquisition Closing is subject to the satisfaction on or prior to the Spectrum Acquisition Closing
Date of each of the following conditions, unless waived in writing by Purchaser:
(a)The FCC Acquisition Consent will have been obtained by one or more FCC
Orders, free of any Purchaser Burdensome Condition.
(b)(i) The Seller Fundamental Representations will be true and correct in all material respects at and as of the Effective Date and as of the Spectrum Acquisition Closing Date
as though made at and as of the Spectrum Acquisition Closing Date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), and (ii) all of the other representations and warranties of Seller contained in Article 3 (other than the Seller Fundamental Representations and as set forth in clause (iii) below) and Trust contained in Article 4 will be true and correct at and as of the Effective Date and as of the Spectrum
Acquisition Closing Date as though made at and as of the Spectrum Acquisition Closing Date
(except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except where such failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the representations and warranties of Seller contained in Section 3.13 will be true and correct at and as of the Effective Date in all material respects; provided that, in each case, if any representation or warranty made by Seller or Trust includes within its terms a materiality or Material Adverse Effect qualifier, such qualifier will be disregarded solely for purposes of determining compliance with this Section 8.1(b); provided, further, that for purposes of this closing condition, none of the representations and warranties of
Seller contained in Article 3 or Trust contained in Article 4 will be breached or deemed breached as a result of any matter, fact or circumstance relating to the Foreign Assets (other than such representations and warranties of Seller set forth in Section 3.13, which will be subject to clause
(iii) herein).
(c)(i) Each of Seller and Trust will have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or at the
Spectrum Acquisition Closing and (ii) each of Seller and Trust will have performed all covenants and agreements required by this Agreement to be performed by it with respect to the Foreign Assets
(other than the ITU Priorities) set forth in Section 6.2(a) and Section 6.2(b) prior to or at the
Spectrum Acquisition Closing, except where any failure to so perform has not resulted in a Foreign
Asset Material Adverse Effect.
(d)Purchaser will have received at the Spectrum Acquisition Closing a certificate from an authorized officer of Seller, dated as of the Spectrum Acquisition Closing Date, certifying on behalf of Seller, that the conditions appliable to Seller set forth in Section 8.1(b) and
Section 8.1(c) have been satisfied.
(e)No U.S. Law or any award, order, writ, decree, injunction, or judgment issued by any arbitrator or Governmental Authority with competent jurisdiction over the Seller
Licenses will be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act (and any extension thereof) relating to the transactions contemplated by this Agreement, as well as any agreement embodied in a “timing agreement” among one or more of the Parties and a Governmental Authority not to consummate the Spectrum Acquisition Closing, will have expired or been terminated, in each case, without the imposition of any Purchaser Burdensome Condition.
(g)Purchaser will have received at the Spectrum Acquisition Closing each of the deliveries set forth in Section 2.4(c)(i) and Section 2.4(c)(iii) required to be delivered to
Purchaser.
Section 8.2Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to occur at the Spectrum
Acquisition Closing is subject to the satisfaction on or prior to the Spectrum Acquisition Closing
Date of each of the following conditions, unless waived in writing by Seller:
(a)The FCC Acquisition Consent will have been obtained by one or more FCC
Orders, free of any Seller Burdensome Condition.
(b)(i) The Purchaser Fundamental Representations will be true and correct in all material respects at and as of the Effective Date and as of the Spectrum Transfer Closing Date
as though made at and as of the Spectrum Transfer Closing Date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), and (ii) the representations and warranties of Trust contained in Article 4 and of Purchaser contained in Article 5 (other than the Purchaser Fundamental Representations) will be true and correct as of the Effective Date and as of the Spectrum Transfer Closing Date as if made on such date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except where such failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated hereby or to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement; provided that, in each case, if any representation or warranty made by Seller or Trust includes within its terms a materiality or Material Adverse
Effect qualifier, such qualifier will be disregarded solely for purposes of determining compliance with this Section 8.2(b).
(c)Each of Purchaser and Trust will have performed in all material respects all covenants and agreements required by this Agreement to be performed by them prior to or at the
Spectrum Acquisition Closing.
(d)Seller will have received at the Spectrum Acquisition Closing a certificate from an authorized officer of Purchaser, dated as of the Spectrum Acquisition Closing Date, certifying on behalf of Purchaser, that the conditions applicable to Purchaser set forth in Section
8.2(b) and Section 8.2(c) have been satisfied.
(e)No U.S. Law or any award, order, writ, decree, injunction, or judgment issued by any arbitrator or Governmental Authority with competent jurisdiction over the Seller
Licenses will be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act (and any extension thereof) relating to the transactions contemplated by this Agreement, as well as any agreement embodied in a “timing agreement” among one or more of the Parties and a Governmental Authority not to consummate the Spectrum Acquisition Closing, will have expired or been terminated, in each case, without the imposition of any Seller Burdensome Condition.
(g)The Spectrum Transfer Closing will have occurred.
Section 8.3Conditions to the Obligations of Trust. The obligation of Trust to consummate the transactions contemplated by this Agreement to occur at the Spectrum
Acquisition Closing is subject to the receipt of a certificate from an authorized officer of the
Purchaser, dated as of the Spectrum Acquisition Closing Date, certifying:
(a)That the obligations and conditions of Purchaser to consummate the transactions contemplated by the Agreement to occur at the Spectrum Acquisition Closing have been or will be satisfied on or prior to the Spectrum Acquisition Closing Date;
(b)Trust will have received at the Spectrum Acquisition Closing each of the deliveries set forth in Section 2.4(c)(ii) and Section 2.4(c)(iii)(A) required to be delivered to Trust;
and
(c)The sum of the Seller Aggregate Noteholder Payment Amount, if any, and
the Total Payoff Consideration Amount constitutes the amount required to satisfy the applicable
EchoStar Notes in full.

ARTICLE 9 TERMINATION
Section 9.1Termination. This Agreement may be terminated, and the transactions contemplated hereunder abandoned, without any further obligation of any Party (except as set forth herein) at any time prior to the Spectrum Acquisition Closing Date as follows:
(a)by mutual written consent of Purchaser and Seller;
(b)by Purchaser if the Spectrum Transfer Closing does not occur by December
31, 2026 (the “Spectrum Transfer Outside Date”); provided that, that the right to terminate this
Agreement pursuant to this Section 9.1(b) will not be available to Purchaser if Purchaser’s failure to comply with its obligations under this Agreement has materially contributed to the failure of the
Spectrum Transfer Closing to occur before the Spectrum Transfer Outside Date;
(c)by either Purchaser or Seller if the Spectrum Acquisition Closing does not occur by December 15, 2027 (as may be extended pursuant to the terms herein, the “Spectrum
Acquisition Outside Date”); provided that, if prior to the Spectrum Acquisition Outside Date, any of the conditions set forth in Section 8.1(a), Section 8.1(f), Section 8.2(a) and Section 8.2(f) have not been satisfied or waived, the Spectrum Acquisition Outside Date may be extended to June 15,
2028 at the option of either Seller, on the one hand, or Purchaser, on the other hand; provided, further, that if the Spectrum Acquisition Outside Date is extended pursuant to the preceding proviso and any of the conditions set forth in Section 8.1(a) or Section 8.1(f) have not been satisfied or waived by June 15, 2028, the Spectrum Acquisition Outside Date may be further extended to
December 15, 2028, at the option of Purchaser, subject to the prior written consent of Seller (which consent Seller will be entitled to withhold if the satisfaction of Section 8.1(a) or Section 8.1(f) is not reasonably likely to occur by such further extended Spectrum Acquisition Outside Date);
provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to either Party if such Party’s failure to comply with its obligations under this
Agreement has materially contributed to the failure of the Spectrum Acquisition Closing to occur before the Spectrum Acquisition Outside Date;
(d)by Seller if there is a Debt Service Loan Default; provided, that prior to exercising such termination right, Seller must first deliver written notice to Purchaser and Trust, describing such Debt Service Loan Default (the “Debt Service Loan Default Notice”), and
provide Purchaser with 30 days following receipt of the Debt Service Loan Default Notice to cure such Debt Service Loan Default; provided, further that Seller will not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that it would give rise to the failure of a condition set forth in Section 7.1(b), Section 7.1(c), Section 8.1(b) or Section 8.1(c);
(e)by Seller, if Seller is not in material breach of its obligations under this
Agreement and Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform
(i) would give rise to the failure of a condition set forth in Section 7.2 (in the event the Spectrum
Transfer Closing has not yet occurred) or Section 8.2 (in the event the Spectrum Transfer Closing has occurred but the Spectrum Acquisition Closing has not yet occurred), (ii) cannot be cured prior to the Spectrum Transfer Outside Date (in the event the Spectrum Transfer Closing has not yet occurred) or Spectrum Acquisition Outside Date (in the event the Spectrum Transfer Closing has occurred but the Spectrum Acquisition Closing has not yet occurred) or, if capable of being cured, has not been cured by the earlier of (x) two Business Days prior to the Spectrum Transfer Outside
Date (in the event the Spectrum Transfer Closing has not yet occurred) or Spectrum Acquisition
Outside Date (in the event the Spectrum Transfer Closing has occurred but the Spectrum
Acquisition Closing has not yet occurred) and (y) the date that is 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Seller;
(f)by Purchaser, if Purchaser is not in material breach of its obligations under this Agreement and Seller breaches or fail to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i)
would give rise to the failure of a condition set forth in Section 7.1 (in the event the Spectrum
Transfer Closing has not yet occurred) or Section 8.1 (in the event the Spectrum Transfer Closing has occurred but the Spectrum Acquisition Closing has not yet occurred), (ii) cannot be cured prior to the Spectrum Transfer Outside Date (in the event the Spectrum Transfer Closing has not yet occurred) or Spectrum Acquisition Outside Date (in the event the Spectrum Transfer Closing has occurred but the Spectrum Acquisition Closing has not yet occurred) or, if capable of being cured, has not been cured by the earlier of (x) two Business Days prior to the Spectrum Transfer Outside
Date (in the event the Spectrum Transfer Closing has not yet occurred) or Spectrum Acquisition
Outside Date (in the event the Spectrum Transfer Closing has occurred but the Spectrum
Acquisition Closing has not yet occurred) and (y) the date that is 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Purchaser; and
(g)by either Purchaser or Seller if any Law having the effect set forth in Section
7.1(e), Section 7.2(e), Section 8.1(e) or Section 8.2(e), respectively, will not have been reversed, stayed, enjoined, set aside, annulled or suspended and will be in full force and effect and, in the case of any order, writ, assessment, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, will have become final and non-
appealable; provided, that the right to terminate this Agreement under this Section 9.1(g) will not be available to a Party if the issuance of such final and non-appealable order or similar determination was primarily attributable to the failure of such Party to perform any of its obligations under this Agreement, including pursuant to Section 6.3.
Section 9.2Effect of Termination; Certain Remedies.
(a)In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become null and void and have no effect, and the obligations of the
Parties under this Agreement will terminate, except for this Section 9.2, Article 1 and Article 11
(which will survive such termination in accordance with their terms), and, except as otherwise set forth in this Section 9.2, there will be no liability on the part of any Party hereto based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof; provided, however, that, subject to this Section 9.2, no termination of this Agreement will relieve or limit any liability of Purchaser or Seller for a Willful and Material Breach of this
Agreement by such Party prior to such termination. Without limiting the meaning of a Willful and
Material Breach, the Parties acknowledge and agree that any failure by Purchaser or Seller to consummate the transactions contemplated hereby after the applicable conditions set forth in

Article 7 and Article 8 have been satisfied or waived (except for those conditions that, by their nature, are to be satisfied at the Spectrum Transfer Closing or Spectrum Acquisition Closing (as
applicable), which conditions would be capable of being satisfied at the time of such failure to consummate such Spectrum Transfer Closing or Spectrum Acquisition Closing (as applicable))
will constitute a Willful and Material Breach of this Agreement. The Parties acknowledge and agree that nothing in this Section 9.2 will be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 11.10 prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the obligations of the parties in the Confidentiality Agreement, all of which obligations therein will survive termination of this Agreement in accordance with its terms. Upon any termination of this
Agreement all filings, applications, and other submissions made pursuant to this Agreement, to the extent applicable, practicable and permitted by Law, will, within a commercially reasonable time thereafter, be withdrawn by the filing Party from the Governmental Authority or other Person to which they were made.
(b)If the Agreement is terminated pursuant to Section 9.1 and the Spectrum
Transfer Closing has occurred, (i) subject to receipt of all necessary consents, permits, approvals, authorizations, notices, waivers or clearances of any Governmental Authority (with the Parties’
obligations under Section 6.1(a) and Section 6.3 applying mutatis mutandis), Trust and Seller will promptly execute and deliver, or cause to be executed and delivered, an instrument of assignment and assumption of license substantially in the form attached hereto as Exhibit B, as applied mutatis mutandis, to transfer the Seller Licenses to Seller free and clear of all Liens other than the Secured
Notes Liens (the “Seller Licenses Re-Transfer”), (ii) Purchaser and Trust will promptly execute and deliver the Discharge Letter, and (iii) following the completion of the actions described in clause (i) and clause (ii) of this Section 9.2(b), Trust will terminate in accordance with its terms.
ARTICLE 10
SURVIVAL AND INDEMNIFICATION
Section 10.1Survival. All representations and warranties made by Purchaser or Seller in this Agreement will survive for a period lasting 12 months after the Spectrum Acquisition
Closing and will expire at such time, except for the Purchaser Fundamental Representations and the Seller Fundamental Representations which will survive for a period lasting three years after the Spectrum Acquisition Closing and then expire at such time. All representations and warranties made by Trust in this Agreement will terminate and expire at the Spectrum Acquisition Closing.
Except for Section 6.2(b)(ii) as applicable to obligations to be performed prior to or at the Spectrum
Acquisition Closing in respect of the ITU Priorities (which will survive for six (6) months after the Spectrum Acquisition Closing), all covenants and agreements set forth herein which by their terms contemplate actions or impose obligations prior to the Spectrum Acquisition Closing will terminate and expire at the Spectrum Acquisition Closing Date. All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations on or following the
Spectrum Acquisition Closing will survive the Spectrum Acquisition Closing and remain in full force and effect in accordance with their terms. Any claim by a Party based upon breach of any representation, warranty, covenant or agreement must be submitted to the other Party prior to the expiration of such survival period.

Section 10.2General Indemnification Obligation.
(a)From and after the Spectrum Acquisition Closing, each of Purchaser and
Seller (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its
Affiliates, and its and their respective Representatives, successors and permitted assigns (each, an
“Indemnified Party”), against and in respect of any and all Losses incurred or suffered by any
Indemnified Party, that result from, relate to or arise out of (i) any inaccuracy in any representation or warranty made by the Indemnifying Party in this Agreement, and (ii) any breach or failure by the Indemnifying Party to perform any of the covenants or agreements made by the Indemnifying
Party in this Agreement.
(b)From and after the Spectrum Acquisition Closing, Seller as Indemnifying
Party agrees to indemnify and hold harmless Purchaser and its Affiliates, and Purchaser’s and their respective Affiliates’ respective Representatives, successors and permitted assigns, as Indemnified
Parties (collectively, “Purchaser Indemnified Parties”), against and in respect of any and all
Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of any claims by Third Parties arising out of, in connection with or relating to the ownership or operation of (i) the Seller Licenses by Seller and its Affiliates prior to the Spectrum Transfer
Closing Date and (ii) the Foreign Assets by Seller and its Affiliates prior to the Spectrum
Acquisition Closing Date or, to the extent any such Foreign Asset constitutes a Remaining Foreign
Asset, prior to the date in which such Remaining Foreign Asset was transferred to Purchaser pursuant to Section 6.8, in each case, to the extent that such claims by Third Parties do not result from, relate to, or arise out of an Interim Period Testing.
(c)From and after the Spectrum Acquisition Closing, Purchaser as
Indemnifying Party agrees to indemnify and hold harmless Seller and its Affiliates, and Seller’s and its Affiliates’ respective Representatives, successors and permitted assigns, as Indemnified
Parties (collectively, “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of any claims by Third Parties arising out of, in connection with or relating to the ownership or operation of (i) the Seller Licenses by Purchaser and its Affiliates on or after the Spectrum Acquisition
Closing Date and (ii) the Foreign Assets by Seller and its Affiliates on or after the Spectrum
Acquisition Closing Date or, to the extent any such Foreign Asset constitutes a Remaining Foreign
Asset, on or after the date in which such Remaining Foreign Asset was transferred to Purchaser pursuant to Section 6.8.
Section 10.3Limitations.
(a)Seller will not be liable for any claim for indemnification pursuant to
Section 10.2(a)(i) unless the aggregate amount of all Losses of the Purchaser Indemnified Parties for all such inaccuracies exceeds $85,000,000 (the “Basket Amount”), in which case, Seller will be liable for all such Losses, including the Basket Amount.
(b)The maximum aggregate liability or recovery of all Seller Indemnified
Parties from Purchaser under this Article 10 or otherwise pursuant to this Agreement will not exceed $19,616,737,853. The maximum aggregate liability or recovery of all Purchaser
Indemnified Parties from Seller under this Article 10 or otherwise pursuant to this Agreement will not exceed $19,616,737,853; provided, however, that Seller will not be liable at any time for any claim for indemnification pursuant to Section 10.2(a)(i) (other than with respect to the Seller
Fundamental Representations, Section 3.5(a), Section 3.5(b) and Section 3.13) in an aggregate amount in excess of $1,000,000,000.
(c)Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties
will be entitled to indemnification for any particular Loss pursuant to Section 10.2(a)(i), unless such Loss (or series of related Losses) equals or exceeds $400,000.
(d)The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement will be reduced by: (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses, and (ii) any indemnification or reimbursement payments actually received by the Indemnified Party from third parties (other than insurers) with respect to such Losses (each source of recovery referred to in clauses (i) and (ii), a
“Collateral Source”). If any amount related to a Collateral Source, which is to be netted against a payment required under this Article 10, is received after the Indemnifying Party has already made such payment to the Indemnified Party, then the Indemnified Party will promptly repay to the
Indemnifying Party any amount that would not have been payable under this Article 10 had the amount from the Collateral Source been received at the time of the original payment.
(e)Notwithstanding anything to the contrary herein, any Losses arising out of or resulting from and that are the primary result of, in each case, any act or omission by Purchaser or Trust prior to the Spectrum Acquisition Closing, including any actions taken by Trust or Trustee
(or failures to act by Trust or Trustee) at the direction of Purchaser (or failures by Purchaser to give directions to Trust or Trustee at the direction of Purchaser, that are in breach of the terms and conditions of this Agreement or any of the Transaction Documents, will not give rise to any right or claim for indemnification from Seller under this Agreement for such Losses.
Section 10.4Indemnification Procedures.
(a)Promptly after the occurrence of any event, circumstance, development, state of facts or occurrence (or the Indemnified Party obtaining knowledge thereof) that results in, or is reasonably likely to result in, a Third Party Claim, the Indemnified Party will provide written notice to the Indemnifying Party thereof. Such notification will describe in reasonable detail (to the extent known by the Indemnified Party) the facts and circumstances constituting the basis for such Third Party Claim, the basis for any anticipated Losses, the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related, and the amount of damages claimed therein (if then known); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party will have the right to, upon written notice thereof to the Indemnified Party, assume control of and conduct, at the Indemnifying Party’s sole cost and expense, the defense of such Third Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, that (i) as a condition precedent to the Indemnifying Party’s right to assume and conduct such defense, within 15 days after the Indemnified Party has given notice of such Third Party Claim, the Indemnifying Party must agree in writing with the Indemnified Party to unconditionally indemnify the Indemnified Party from and against all such Losses that the Indemnified Party may suffer or incur or to which the Indemnified Party may otherwise become subject and which arise from or as a result of or are connected with such Third Party Claim pursuant to the terms and subject to the limitations set forth herein and (ii) the Indemnifying Party may not assume control of the defense of, or conduct the defense of, any Third Party Claim to the extent such Third Party
Claim constitutes a Third Party Claim (A) involving any criminal or quasi-criminal Action or allegation or seeking to impose any criminal penalty, fine or other sanction, (B) in which relief other than monetary Losses is sought, including any injunctive or other equitable relief (provided, that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for monetary Losses, will be entitled to assume the defense of the portion relating to monetary Losses), (C) which, if adversely determined, would reasonably be expected, in the good faith judgment of the Indemnified Party, to injure the business reputation of the Indemnified Party or its Affiliates, or (D) the Indemnified Party has been advised in writing by outside counsel that a reasonable likelihood exists of conflicts of interest between the Indemnifying Party and the
Indemnified Party.
(b)If the Indemnifying Party does not so assume or does not have the right to so assume control of the defense of a Third Party Claim, the Indemnified Party will control such defense. The Non-Controlling Party may participate in such defense, and may hire separate counsel at its own expense. The Controlling Party will keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-
Controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim, including by (i) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing, (ii) promptly furnishing documentary evidence to the extent available to it or its Affiliates, and (iii) providing access to any other relevant party, including any Representatives of the Non-Controlling Party as
reasonably needed. Notwithstanding the foregoing, the fees and expenses of counsel to the
Indemnified Party that is the Non-Controlling Party with respect to a Third Party Claim will be considered Losses for purposes of this Agreement only if (A) the Indemnified Party will have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) the
Indemnifying Party will have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Controlling Party will not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Non-Controlling Party (which consent will not be unreasonably withheld, delayed or conditioned), unless the relief consists solely of money Losses to be paid by the
Indemnifying Party with no admission of wrongdoing or fault. The Non-Controlling Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third Party
Claim without the prior written consent of the Controlling Party (which consent will not be unreasonably withheld, delayed or conditioned).

(c)In order to seek indemnification for a claim other than a Third Party Claim under this Article 10, an Indemnified Party will deliver a Claim Notice to the Indemnifying Party promptly after the occurrence of any event, circumstance, development, state of facts, or occurrence (or the Indemnified Party obtaining knowledge thereof) that results in, or is reasonably likely to result in, a claim for indemnification under this Article 10; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure.
(d)Within 60 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (the “Response”), in which the
Indemnifying Party will: (i) agree that the Indemnified Party is entitled to receive all of the
Claimed Amount (in which case the Response will be accompanied by a payment by the
Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer),
(ii) agree that the Indemnified Party is entitled to receive the part, but not all, of the Claimed
Amount (the “Agreed Amount”) (in which case the Response will be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed
Amount (whereupon the Indemnifying Party and the Indemnified Party agree that the dispute will be resolved in accordance with Section 11.9).
Section 10.5 Tax Investigations. Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser or any of its Affiliates have any rights with respect to any audit, examination, contest, proceeding or other Action relating to Taxes or any Tax Return of Seller or any. of its Affiliates (other than with respect to any Taxes with respect to the Seller Licenses or
Foreign Assets) or any Taxes or Tax Returns of or with respect to any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Seller or any of its
Affiliates (including by reason of any Person being treated as an entity disregarded as separate from Seller or such Affiliate for Tax purposes). Notwithstanding anything in this Agreement to the contrary, in no event will Seller or any of its Affiliates have any rights with respect to any audit, examination, contest, proceeding or other Action relating to Taxes or any Tax Return of
Purchaser or any of its Affiliates (other than with respect to any Taxes with respect to the Seller
Licenses or Foreign Assets) or any Taxes or Tax Returns of or with respect to any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes
Purchaser or any of its Affiliates (including by reason of any Person being treated as an entity disregarded as separate from Purchaser or such Affiliate for Tax purposes).
Section 10.6 Treatment of Payments. Any payment made pursuant to the indemnification obligations arising under Section 10.2 will be treated as an adjustment to the Purchase Price to the extent permitted under applicable law.
Section 10.7 Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement is, was or might have been breached or not fulfilled or by reason of the Indemnified
Party’s waiver of any condition set forth in Article 7 or Article 8, as applicable.
Section 10.8 Exclusive Remedy. Following the Spectrum Acquisition Closing, the
Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this Article 10 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided that the foregoing will not limit any Party’s rights to specific performance or injunctive relief or any Party’s rights or remedies based on Fraud.
ARTICLE 11 MISCELLANEOUS
Section 11.1Confidentiality.
(a)Each of the Parties will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another Party in connection with the transactions contemplated hereby pursuant to the terms of the mutual non-
disclosure agreement, dated June 11, 2025, between Purchaser and Seller (the “Confidentiality
Agreement”). The Confidentiality Agreement will continue in full force and effect until the expiration of the Confidentiality Agreement in accordance with its terms; provided, that following the Spectrum Transfer Closing Date, (i) “Confidential Information” (as defined in the
Confidentiality Agreement) will exclude information that relates to the Seller Licenses or Foreign
Assets or Purchaser’s rights and benefits thereunder or hereunder and (ii) Purchaser will be deemed the “Disclosing Party” (as defined in the Confidentiality Agreement) with respect to such information contemplated by clause (i) as of the Spectrum Transfer Closing Date. If for any reason this Agreement is terminated prior to the Spectrum Acquisition Closing Date, the Confidentiality
Agreement will nonetheless continue in full force and effect in accordance with its terms and will be automatically extended for an additional two (2) years.
(b)From and after the Original LPA Execution Date, Purchaser and Seller will keep confidential the existence and terms of this Agreement; except: (i) as required by applicable
Law (including FCC Rules) or the rules of any relevant national stock exchange or by order or decree of a Governmental Authority having jurisdiction over such Party; provided, that the disclosing Party provides the other Party reasonable opportunity to review and comment in advance on such disclosure, (ii) in connection with such Party’s enforcement of any rights it may have at law or in equity, (iii) that each Party may disclose the existence and terms of this
Agreement on a “need-to-know” basis to its and its Affiliates’ Representatives who may be assisting such Party in connection with the transactions contemplated hereby and agree to be bound by the terms of this Section 11.1 as if they were parties hereto (or are otherwise subject to substantially similar confidentiality obligations or undertakings) (and such Party will be liable for any breach by any such Person of such non-disclosure obligations), (iv) with the express prior written approval of the other Parties (which cannot be unreasonably withheld, conditioned or delayed), or (v) after such information has become available to the general public without breach of this Agreement by the disclosing Party or its Affiliates or its or their respective Representatives.

Section 11.2Assignment
(a)Subject to Section 11.2(b), this Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Other than as set forth in Section 11.2(b) and Section 11.2(c) below, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any Party without the prior written consent of Purchaser, in the case of assignment by Seller, and of Seller, in the case of any assignment by
Purchaser or Trust.
(b)Purchaser may assign its rights, interests or obligations under this
Agreement to any of its direct or indirect Subsidiaries, provided that (i) no such assignment will relieve Purchaser of its obligations to Seller hereunder, (ii) the assignment will not result in any incremental Taxes or other costs or expenses for which Seller or any of its Affiliates would be responsible, provided that with respect to clause (ii), Seller’s or such Affiliate’s remedy will be a reimbursement of such Taxes, costs and expenses, (iii) the representations and warranties of
Purchaser in Section 5.7 will be true and correct in all respects with respect to such assignee, and
(iv) such assignment would not reasonably be expected to prevent or materially delay the Spectrum
Transfer Closing or Spectrum Acquisition Closing, as applicable.
(c)Seller may assign its rights, interest or obligations under this Agreement to any of its direct or indirect Subsidiaries, provided that (i) no such assignment will relieve Seller of its obligations to Purchaser hereunder, (ii) the assignment will not result in any incremental Taxes or other costs or expenses for which Purchaser or any of its Affiliates would be responsible, provided that with respect to clause (ii), Purchaser’s or such Affiliate’s remedy will be a reimbursement of such Taxes, costs and expenses, and (iii) such assignment would not reasonably be expected to prevent or materially delay the Spectrum Transfer Closing or Spectrum Acquisition
Closing, as applicable.
Section 11.3 Further Assurances. Each Party agrees to use reasonable best efforts to cooperate with the other Party and to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other instruments, in each case, consistent with this Agreement and the
Transaction Documents and as may be reasonably required to consummate the transactions contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, no requirement to use “reasonable best efforts” under this Agreement will require a Party or its
Subsidiaries to pay any consent or similar fees to a Third Party or to agree to any adverse amendment to any contract or any concession with a Third Party. Such efforts will be at the cost of the requesting Party.
Section 11.4Entire Agreement; Amendment.
(a)This Agreement, including its Schedules and Exhibits which are specifically incorporated herein, the Transaction Documents and the Confidentiality Agreement sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby.

(b)This Agreement will not be amended, modified or supplemented except by written instrument duly executed by all Parties.
(c)From the Original LPA Execution Date until the Spectrum Acquisition
Closing, without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned, or delayed), the Debt Service Loan Agreement and the Trust Agreement
will not be terminated, modified, waived or amended.
Section 11.5Waiver.
No waiver of any term or provision of this Agreement will be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure or delay in exercising any right, remedy, power or privilege under this Agreement or the documents referred to in this Agreement will be deemed to or will constitute a waiver of such right, remedy, power or privilege, and no single or partial exercise of any such right, remedy power, or privilege will be deemed to or will preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege hereof.
Section 11.6Notices.
All notices and other communications required or permitted hereunder will be in writing and given as follows:
If to Purchaser, to:
Space Exploration Technologies Corp. 1 Rocket Road
Hawthorne, California 90250
Attention: ***
Email: ***
with a required copy (which will not itself constitute proper notice) to:
Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, New York 10166-0193 Attention: George Sampas and Robert
Little
Email: GSampas@gibsondunn.com and RLittle@gibsondunn.com If to
Seller, to:
EchoStar Corporation
9601 S. Meridian Boulevard, Englewood, Colorado 80112 Attention:
Chief Legal Officer
Email: ***

with a required copy (which will not itself constitute proper notice) to:
Email: *** and
White & Case LLP
1221 Avenue of the Americas New York, New York 10020
Attention: Michael Deyong; Daniel G. Dufner, Jr.
Email: michael.deyong@whitecase.com; daniel.dufner@whitecase.com If to Trust, to:
Spectrum Business Trust 2025-1
c/o The Bank of New York Mellon Trust Company, N.A. Corporate Trust
4655 Salisbury Rd, Suite 300
Jacksonville, FL 32256
Attn: Lauren Dehner, Vice President E-mail: Lauren.dehner@bny.com with a required copy (which will not itself constitute proper notice) to:
Gibson, Dunn & Crutcher LLP 200 Park Ave
New York, NY 10166 Attn.: Madalyn Miller
Email: MMiller@gibsondunn.com and
White & Case LLP
1221 Avenue of the Americas New York, New York 10020
Attention: Michael Deyong; Daniel G. Dufner, Jr.
Email: michael.deyong@whitecase.com; daniel.dufner@whitecase.com or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or other communication will be deemed to have been duly given or made: (i) upon receipt if delivered personally, (ii) upon receipt of an electronic transmission, upon confirmation of such receipt in writing (which may be via email) by the recipient thereof,
(iii) three Business Days after deposit in the mail, if sent by registered or certified mail, postage prepaid, or (iv) on the next Business Day after deposit with an overnight courier, if sent by overnight courier.

Section 11.7Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY
HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY
HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS
REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN
THE EVENT OF ANY ACTION SEEK TO ENFORCE THE FOREGOING WAIVER AND (II)
ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN
INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE
MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.
Section 11.9Submission to Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions, contemplated hereby, including any question regarding its existence, validity or termination will be brought exclusively in the courts of the State of New
York, sitting in New York County, and the United States District Court for the Southern District
of New York, and any appellate courts from any thereof. Each party irrevocably submits to the exclusive jurisdiction of such court for the purpose of any such Action and waives any objection to venue or forum non conveniens.
Section 11.10Specific Performance. The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each of the Parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, each of the other Parties will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the others (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the others (as applicable). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the termination of this Agreement pursuant to Section 9.1, any Party brings any
Action, in each case in accordance with this Section 11.10, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Spectrum Transfer Outside Date or
Spectrum Acquisition Outside Date, as applicable, will automatically be extended (x) for the period during which such Action is pending or (y) by such other time period as may be determined by the court presiding over such Action, as the case may be.

Section 11.11No Benefit to Others. Except with respect to the provisions of Section 10.2, and Section 11.18, the representations, warranties, covenants and agreements contained in this
Agreement are for the sole benefit of the Parties hereto and their heirs, executors, administrators, legal representatives, successors and permitted assigns, and they will not be construed as conferring any rights on any other Persons.
Section 11.12Interpretation. The table of contents and all section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a Section, Article, Schedule or Exhibit will be a reference to such Section or Article of, or Schedule or Exhibit to, this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever used in this Agreement, the word “including,” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation,” will not be construed to imply any limitation and will mean “including but not limited to.” The words
“hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to the Agreement as a whole and not to any particular provision in this Agreement. The term
“or” is not exclusive. The word “will” will be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement or any Transaction Document refer to
United States dollars, which is the currency used for all purposes in this Agreement and any
Transaction Document. Except as otherwise specified, (i) references to any Law will be deemed to refer to such Law as amended from time to time and the rules and regulations promulgated thereunder, (ii) references to any Governmental Authority will include any successor agency of such Governmental Authority, and (iii) references from or through any date mean from and including or through and including, respectively. Notwithstanding anything to the contrary in this
Agreement, any and all representations and warranties made with respect to the Foreign Assets in this Agreement (other than such representations and warranties set forth in Section 3.13), are made as of the Effective Date and are qualified by the Seller’s knowledge. Notwithstanding any reference to the Original LPA Execution Date, all covenants and agreements in this Agreement relating to the AWS-3 Licenses are effective as of the Effective Date.
Section 11.13Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the Parties agree that any such invalid or unenforceable provision will be enforced to the maximum extent permitted by law in accordance with the intention of the Parties as expressed by such provision.
Section 11.14Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become binding when one or more counterparts taken together will have been executed and delivered by all of the
Parties. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe
Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature will constitute an original for all purposes.
Section 11.15Expenses.
(a)Except as otherwise provided in this Agreement and the Trust Agreement, each Party will pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that any Transfer Taxes (and any costs and expenses in connection with any required reporting or other filings with respect thereto) incurred in connection with the transactions contemplated hereby will be borne equally by Seller and Purchaser; provided, further, that the Parties will reasonably cooperate to prepare and timely file any required Tax Returns in connection with such Transfer Taxes. This Section 11.15 will survive termination of this
Agreement, and will apply irrespective of whether the Spectrum Acquisition Closing occurs.
(b)Purchaser will promptly reimburse Seller and its Affiliates for amounts related to the matter set forth on Section 11.15(b) of the Purchaser Disclosure Schedules (the
“Specified Costs”) and for its reasonable, ordinary course of business costs and expenses (with documentation of such expenses and costs being available for Purchaser’s review and reasonable approval upon request) as follows and, in each case, incurred on or following the Original LPA
Execution Date: (i) for operating costs and expenses (including tracking, telemetry, and command
(TT&C)) incurred to maintain Seller’s and/or its Affiliates’ satellites, provided that the costs for the T1 and D1 satellites will be apportioned evenly between domestic U.S. (borne by Seller) and international (borne by Purchaser, subject to the Expense Cap), to the extent and for so long as
Purchaser requests Seller to maintain such satellites in order to preserve the Foreign Assets; (ii)
for Seller’s expenses and filing fees related to international regulatory filings, including the
Foreign Assets Acquisition Regulatory Approvals, or actions taken by Seller at the direction of
Purchaser with respect to the Foreign Assets; and (iii) for Seller’s active participation in international regulatory and standards-based bodies, including World Radiocommunication
Conference and 3GPP. The amounts payable by Purchaser under clauses (i), (ii) and (iii) of the preceding sentence, together with the Specified Costs and any amounts paid or reimbursed by
Purchaser to Seller and its Affiliates pursuant to Section 11.15(b) of the Original Agreement, will not exceed $100,000,000 in the aggregate (the “Expense Cap”). To the extent Purchaser directs
Seller to take any action outside the ordinary course of business for the purpose of preserving the
Foreign Assets or transferring or preserving any international authorizations, licenses, rights and priorities associated with the Foreign Assets, Purchaser will promptly reimburse Seller for all costs and expenses incurred in connection therewith, and such costs and the obligation to reimburse will not be subject to the Expense Cap. The Parties will cooperate with one another to reduce costs and expenses to the extent reasonably practical. Seller will be responsible for all domestic costs, operating expenses and filing fees in relation to preserving the Seller Licenses.
Section 11.16Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 11.17No Presumption Against Drafting Party. Each of the Parties acknowledges that each has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 11.18 Non-Recourse.
(a)All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the other Transaction Documents, (ii) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in connection with, or as inducement to enter into, this
Agreement), (iii) any breach or violation of this Agreement or the other Transaction Documents and (iv) any failure of the transactions contemplated by this Agreement or the other Transaction
Documents to be consummated, in each case, may be brought only against (and are those solely
of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. No Person who is not a named party to this Agreement or any other Transaction Document, including any
Affiliates of any such party to this Agreement or any other Transaction Document (each, a “Non-
Party Affiliate”) will have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates)
arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each
Party waives and releases all such Actions against any such Non-Party Affiliate. For avoidance of doubt, the Parties acknowledge and agree that the Non-Party Affiliates referred to herein are intended third party beneficiaries of this Section 11.18.
(b)Each of the Parties knowingly, willingly, irrevocably and expressly acknowledge and agree that the agreements contained in this Section 11.18 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this
Section 11.18, the other Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
Section 11.19Limitation of Liability of the Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York
Mellon Trust Company, N.A. on behalf of Trust, not individually or personally but solely as
Trustee of Trust in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York
Mellon Trust Company, N.A. but is made and intended for the purpose of binding only Trust, (c)
nothing herein contained will be construed as creating any liability on The Bank of New York
Mellon Trust Company, N.A. acting on behalf of Trust, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto,
(d)The Bank of New York Mellon Trust Company, N.A. has made no independent investigation into the accuracy or completeness of any representation, warranty or covenant of Trust, and (e)
under no circumstances will The Bank of New York Mellon Trust Company, N.A. be personally liable for the payment of any indebtedness or expenses of Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Trust under this
Agreement or any other related documents.
Section 11.20Purchaser Information; Experience; Independent Inquiry; No Investment
Advice.
(a)Seller affirmatively acknowledges that (i) Purchaser and/or any of its
Representatives may now have, and in the future may acquire, non-public information with respect to the Purchaser Shares and/or Purchaser, its Subsidiaries and their Affiliates (the “Purchaser
Information”) and (ii) such Purchaser Information may be material, and had it been provided to
Seller, might have affected Seller’s investment decision with respect to acquiring the Purchaser
Shares pursuant to this Agreement. Seller further acknowledges and agrees that Purchaser has informed Seller that (x) Purchaser is or may be in possession of Purchaser Information and (y) the
Purchaser Information is not being disclosed by Purchaser to Seller.
(b)Notwithstanding Purchaser’s possession of the Purchaser Information,
Seller desires to enter into this Agreement at this time for Seller’s own purposes. Seller acknowledges and understands that Purchaser would not enter into this Agreement with Seller in the absence of the protections afforded to Purchaser by this Section 11.20 and that Seller is entering into this Agreement, including the waivers contained herein, as an inducement to Purchaser to consummate the transactions contemplated hereby.
(c)Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies. Seller, because of, among other things, Seller’s business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting Seller’s own interests in connection with such transactions.
(d)Seller understands that it must bear the economic risk of holding the
Purchaser Shares for an indefinite period of time. Seller’s financial situation is such that it can afford to bear the economic risk of holding the Purchaser Shares for an indefinite period of time, and it can afford to suffer the complete loss of the Purchaser Shares. Seller understands that
Purchaser has no present intention of registering any Purchaser Shares under any applicable securities laws. Seller also understands that there is no assurance that any exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Purchaser Shares under the circumstances, in the amounts or at the times Seller might desire.
(e)The Purchaser Shares are being acquired by Seller for investment for
Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution or public offering thereof within the meaning of the Securities Act or any applicable state securities laws. Seller acknowledges that (i) the Purchaser Shares have not been registered under the
Securities Act of 1933, or any securities or “blue sky” laws of any state, (ii) there is not now and there may never be any public market for the Purchaser Shares, and (iii) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Purchaser Shares.
None of the Purchaser Shares may be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless such Purchaser Shares are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or “blue sky” laws of any state.
(f)(f) Seller acknowledges and agrees that this Agreement was negotiated at arm’s length.
(g)Seller acknowledges and agrees that the Purchaser Shares are subject to restrictions on Transfer (as defined and as set forth in Section 8.12 of the Purchaser Bylaws) and has read and understands the restrictions set forth in the Purchaser Bylaws with respect to the
Purchaser Shares.
(h)Seller has independently investigated and evaluated the value of the
Purchaser Shares and the financial condition and affairs of Purchaser without reliance upon
Purchaser or Purchaser’s Representatives, had the opportunity to consult with and relied only upon the advice of its own legal counsel, accountants, financial and other advisors in determining the legal, tax, financial and other consequences of the transactions and terms contemplated by this
Agreement and the suitability of such transactions for Seller, and has freely and voluntarily reached its own decision to enter into this Agreement based upon the advice of such legal counsel and advisors.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[Signature Page to A&R License Purchase Agreement]
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SPACE EXPLORATION TECHNOLOGIES CORP.

By:	/s/ Bret Johnsen

Name:	Bret Johnsen
Title:	Chief Financial Officer
[Signature Page to A&R License Purchase Agreement]

ECHOSTAR CORPORATION

By: /s/ Hamid Akhavan	Name: Hamid
Akhavan
Title: President and CEO
[Signature Page to A&R License Purchase Agreement]

SPECTRUM BUSINESS TRUST 2025-1

By: The Bank of New York Mellon Trust
Company, N.A., as trustee

By: /s/ Melissa Matthews	Name: Melissa
Matthews
Title: Agent